Exhibit 4.40

SHARE TRANSFER AGREEMENT

Between

Beijing NQ Technology Co., Ltd

NQ Mobile Inc.

Beijing NationSky Network Technology Co., Ltd.

Qidi (Beijing) Assets Management Corporation

And

Hou Shuli

Concerning

Beijing NationSky Network Technology Co., Ltd.

November 26, 2015

Contents

Article 1 Definitions		4
1.1	Definitions	4
1.2	Interpretation	5
Article 2 Share Transfer		5
2.1	Share Transfer	5
2.2	Consideration	6
2.3	Payment of the Share Transfer Price	6
2.4	Equity Pledge and Equity Reverse Pledge	7
2.5	Change Registration with the Administration for Industry and Commerce	7
2.6	Closing Conditions and Closing Contents	8
Article 3 Representations and Warranties		8
3.1	Representations and Warranties of the Transferor	8
3.2	Representations and Warranties of the Transferee	8
Article 4 Assumption of Credit and Debts		9
Article 5 Obligations of the Target Company and Transferor during the Transition Period		9
Article 6 Covenants of the Transferee, the Target Company and the Transferor		10
6.1	Covenants of the Transferee and the Target Company	10
6.2	Covenants of the Transferor	11
Article 7 Confidentiality		13
Article 8 Default and Responsibility for Breach of Contract		13
8.1	Default	13
8.2	Responsibility for Breach of Contract	14
8.3	Remedies Cumulative	14
Article 9 Termination		14
9.1	Termination	14
9.2	Legal Consequences of Termination	15
Article 10 Governing Law and Dispute Resolution		15
10.1	Governing Law	15
10.2	Dispute Resolution	16
Article 11 Force Majeure		16
11.1	Scope of Force Majeure	16
11.2	Consequences of Force Majeure	16
11.3	Notice of Force Majeure	16
Article 12 Notices		16
Article 13 Supplementary Provisions		17
13.1	Taxes and Dues	17
13.2	Consent of the Actual Controllers	17
13.3	Entire Agreement	18
13.4	Supplement, Modification and Waiver	18
13.5	Effectiveness	18
13.6	Counterparts	18
13.7	Change in Name	18

SHARE TRANSFER AGREEMENT

This Agreement is executed by the following parties on November 26, 2015 in Beijing.

1.	Transferor: Beijing NQ Technology Co., Ltd (“Transferor”)

Domicile: Rm. 1322, Unit C, Building 1, Zhongguancun Software Park Incubator, Haidian District, Beijing, P.R.China.

Legal Representative: Xu Zemin

2.	Actual Controller: NQ Mobile Inc. (“Actual Controller”)

Domicile: Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY-1-1104, Cayman Islands

Authorized Representative: Vincent Wenyong Shi

3.	Transferee: Qidi (Beijing) Assets Management Corporation (“Transferee”)

Domicile: 15th Floor, Tower A Building 1, No. 6 North Yongjia Road, Haidian District, Beijing

Legal Representative: Hou Shuli

4.	Target Company: Beijing NationSky Network Technology Co., Ltd. (“Target Company”)

Domicile: Rm 213, Building 5, No. 6 North Yongjia Road, Haidian District, Beijing

Legal Representative: Xu Zemin

5.	Hou Shuli (“Hou Shuli/Senior Officer of the Target Company”)

Identity Card No.: 220102197106013370

Address: Rm 1301, Gate 6, Building 2, Area 3, Xinyuan, Caoqiao, Fengtai District, Beijing

WHEREAS:

(1)	The Target Company is a limited liability company validly existing under the laws of China. As of the date of this Agreement, the registered capital amount of the Target Company is ¥40,000,000 (amount in words: RMB forty million Yuan), and the paid-in capital is ¥40,000,000 (amount in words: RMB forty million Yuan).

(2)	The Transferee intends to acquire from the Transferor 100% shares of the Target Company, and the Transferor agrees to transfer such shares to Transferee.

(3)	The Actual Controller, as the actual controller of the Transferor, also agrees on all contents of this Agreement.

(4)	Hou Shuli is one of the shareholders of the Transferee.

THEREFORE, in accordance with the Company Law of the People’s Republic of China and the relevant laws and regulations, the parties, through amicable discussion, agree upon the follows in respect of the transactions of the Company so as to jointly observe and implement:

Article 1 Definitions

1.1	Definitions

Unless otherwise expressly provided herein, the following terms shall have the following meanings in this Agreement:

(1)	This Agreement shall mean this Share Transfer Agreement and its schedules and the amendments and supplements hereto and thereto.

(2)	Article of Association shall mean the Articles of Association of Beijing NationSky Network Technology Co., Ltd. amended so as to reflect the share transfer hereunder.

(3)	Business Day shall mean the business days on which the commercial banks in China deal with business (not including Saturdays, Sundays and public holidays).

(4)	Affiliate shall, for an entity, mean another entity controlling the entity, controlled by the entity and/or under the joint control with the entity by other entity.

(5)	Closing Date shall mean the date on which the closing under Clause 2.4 shall be completed.

(6)	Closing Conditions shall have the meaning as set forth in Clause 2.4.

(7)	Transaction Documents shall mean this Agreement and the schedules hereto.

(8)	Taxes shall mean all taxes, and costs, interests, penalties, surcharges and etc. in relation to such taxes levied on the parties by the legal governmental authorities pursuant to the laws, regulations and ordinances of China or the applicable laws of other jurisdiction.

(9)	Entity shall mean an individual, partnership, company, trust, unincorporated society, any governmental authority or other entity or organization.

(10)	Effective Date shall mean the date of this Agreement.

(11)	Senior Officer of the Target Company shall mean Hou Shuli.

(12)	Target Company Group shall mean the Target Company and subsidiaries under it, including NationSky (Shenzhen) Network Technology Co., Ltd (a subsidiary wholly owned by the Target Company), NationSky (Tianjin) Network Technology Co., Ltd (a subsidiary wholly owned by the Target Company) and Company G (26.01% shares of Company G held by the Target Company).

(13)	China shall mean the People’s Republic of China, for the purpose of this Agreement, not including Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

1.2	Interpretation

(1)	The Whereas provisions and schedules hereof shall be unseverable parts of this Agreement and shall have the validity equal to those provisions hereof as if they had been stipulated herein. All references to this Agreement shall include the supplementary agreements which shall become effective after having been supplemented, altered, changed or amended, and include the whereas provisions, notes and schedules.

(2)	The headings of the provisions of this Agreement and the schedules hereto shall be only for convenience to make references, and shall not affect or limit the meaning or interpretation of the provisions hereof.

(3)	If any act or step shall be performed or taken within or after a certain period of time, when calculating such period of time, the base date for calculation shall not be counted. In the event that the last day within such period of time is not a Business Day, such period of time shall end on the following Business Day.

Article 2 Share Transfer

2.1	Share Transfer

(1)	The Transferee agrees to purchase 100% of shares held by the Transferor in the Target Company; and the Transferor agrees to sell such shares. Pursuant to the provisions hereof, upon the completion of the share transfer, the Transferor shall not be a shareholder of the Target Company and the Transferee shall the sole shareholder of the Target Company.

(2)	After the completion of the share transfer, the ownership structure of the Target Company shall be as follows:

Shareholder	Registered Capital (unit: ten thousand RMB Yuan)	Shareholding Proportion
Qidi (Beijing) Assets Management Corporation	4,000	100%

Total	4,000	100%

2.2	Consideration

The parties agree that the Transferee shall pay RMB Yuan [510,000,000] (amount in words: RMB Yuan Five Hundred and Ten Million) (the “Share Transfer Price”), as the consideration for purchasing 100% shares from the Transferor in the Target Company.

2.3	Payment of the Share Transfer Price

The parties agree that the Share Transfer Price hereunder shall be paid by three installments in accordance with the conditions and time as provided herein:

(1)	The First Payment of Share Transfer Price: the parties confirm and agree that, unless otherwise specially provided herein, the Transferee shall pay 20% of the Share Transfer Price, namely, RMB Yuan 102,000,000 (amount in words: RMB Yuan One Hundred and Two Million).

The obligator for such payment and the amount shall be as follows:

The payment instruction for such payment must be rendered prior to [November 27th, 2015] (including this date) and such payment must be remitted to the bank account designated by the Transferor prior to [November 30th, 2015] (including this date).

(2)	The Second Payment of Share Transfer Price: the parties agree that the Transferee shall pay the second payment of Share Transfer Price, namely, 60% of the Share Transfer Price, RMB Yuan306,000,000 (amount in words: RMB Yuan Three Hundred and Six Million) prior to [December 31st, 2015], under the condition that the Transferee shall have completed [the legal due diligence investigation, financial due diligence investigation, auditing investigation and value assessment] and be satisfied with such investigations and the results thereof.

The obligator for such payment and the amount shall be as follows:

Such payment shall be remitted by the Transferee and/or the third party arranged by the Transferee to the bank account designated by the Transferor.

(3)	The Third Payment of Share Transfer Price: the parties confirm and agree that the Transferee and/or the third party arranged by the Transferee shall remit all of the remainder of the Share Transfer Price, namely, 20% of the Share Transfer Price, RMB Yuan 102,000,000 (amount in words: RMB Yuan One Hundred and Two Million) the bank account designated by the Transferor, within [3] Business Days from the date on which the 100% Shareholding Change Registration and the “Handover Works” have been completed.

2.4	Equity Pledge and Equity Reverse Pledge

(1)	20% Equity Pledge and Release

1)	Registration of Equity Pledge: the parties agree that the Transferor shall execute with the Transferee the Equity Pledge Agreement in the form as provided in Schedule [9], under which the Transferor shall pledge 20% of shares in the Target Company to the Transferee (“20% Equity Pledge”). The Transferor shall conduct the registration of such pledge with the administration for industry and commerce on the current date on which it receives the first payment of the Share Transfer Price at the time as set forth in Clause 2.3 (1) hereof.

2)	Release: the Transferee further agree that it shall cooperate for the release of the 20% Equity Pledge before the Transferor conducts the 100% Shareholding Change Registration; if the 100% Shareholding Change Registration cannot be completed at the time agreed hereunder due to the Transferee failing to timely cooperate for the release of the 20% Equity Pledge, the relevant time shall be accordingly postponed and the Transferor shall not bear the liability for breach of this.

(2)	60% Equity Pledge and Release

1)	Registration of Equity Pledge: the parties agree that the Transferor shall execute with the Transferee the Equity Pledge Agreement in the form as provided in Schedule [10], under which the Transferor shall pledge 60% of shares in the Target Company to the Transferee (“60% Equity Pledge”). The Transferor shall conduct the registration of such pledge with the administration for industry and commerce on the current date on which it receives the second payment of the Share Transfer Price at the time as set forth in Clause 2.3 (2) hereof.

2)	Release: the Transferee further agree that it shall cooperate for the release of the 60% Equity Pledge before the Transferor conducts the 100% Shareholding Change Registration; if the 100% Shareholding Change Registration cannot be completed at the time agreed hereunder due to the Transferee failing to timely cooperate for the release of the 60% Equity Pledge, the relevant time shall be accordingly postponed and the Transferor shall not bear the liability for breach of this.

(3)	20% Equity Reverse Pledge and Release

1)	Registration of Reverse Pledge: the Transferee shall submit the registration procedure of the equity pledge with the administration for industry and commerce, as set forth in Schedule [11] the Equity Pledge Agreement, after conducting of the 100% Shareholding Change Registration on the current date of conducting such registration, and pledge 20% of the shares then held by the Transferee in the Target Company against the Transferor.

2)	Release of Anti-Pledge: the Transferor agrees to submit the application documents to the administration for industry and commerce so as to release the reverse pledge on 20% shares on the current date or the Business Day following the date on which it receives all the Share Transfer Price from the Transferee and/or the third party arranged by the Transferee.

2.5	Change Registration with the Administration for Industry and Commerce

The Transferor shall complete the registration with the administration for industry and commerce of change of 100% of the shares under the name of the Transferee within [10] Business Days from the date on which it receives the second payment of the Share Transfer Price (such registration shall be deemed to have completed upon “obtainment of the original of business license issued by the competent administration for industry and commerce to the Target Company”, referred to as the “100% Shareholding Change Registration”).

2.6	Closing Conditions and Closing Contents

The parties confirm and agree that they will submit the documents for conducting the 100% Shareholding Change Registration to the competent administration for industry and commerce governing the Target Company, and the Transferor shall deliver to the Transferee all the materials as listed in the Handover List of Seals and Relevant Information attached hereto (hereinafter referred to as the “Handover Works”; such Handover Works shall be deemed to have completed upon the Transferor and Transferee stamping on their official seals; the change with the administration for industry and commerce and the handover procedures shall be collectively referred to as the “Closing”; and the date on which the Closing is completed shall be the “Closing Date” ) within [3] Business Days after the satisfaction of the following conditions:

(1)	The Transferor shall have received the first and second payments of the Share Transfer Price;

(2)	The Transferor, Transferee and Target Company shall have completed all internal /competent authorities’ approval documents necessary for this transaction;

(3)	The Target Company and Hou Shuli shall have executed the Repayment Agreement attached hereto as Schedule 5; and

(4)	Other conditions (if any) otherwise agreed in writing upon by the Transferee or its Affiliates and the Transferor and/or its Affiliates.

Article 3 Representations and Warranties

3.1	Representations and Warranties of the Transferor

(1)	The Transferor shall make to the Transferee all representations and warranties as listed in Schedule 1. Such representations and warranties shall remain substantially true, accurate and complete on the date of this Agreement and the Closing Date (unless it expressly states that certain representations and warranties are only related to a certain date). The Target Company and Transferor understand that the Transferee conducts this transaction by relying on the representations and warranties made by the Target Company and Transferor.

(2)	Should any of the representations and warranties made by the Transferor hereunder be untrue, inaccurate or incomplete and the Transferee therefore suffers any damage, loss, expense or other unfavorable situation, the Transferee shall be entitled to require the Transferor to assume the liability for compensation. In addition, the compensation as set forth in this sub-clause shall not affect the Transferee’s entitle to any other rights and remedies under other provisions hereof.

(3)	The Transferor undertakes that it and its Affiliates shall not hire the Senior Officer of the Target Company or the key employees of the Target Company (the key employees of the Target Company are listed in Schedule 8 the Key Employees of the Target Company) within [3] years after the execution of this Agreement.

3.2	Representations and Warranties of the Transferee

(1)	The Transferee shall make to the Transferor all representations and warranties as listed in Schedule 2. Such representations and warranties shall remain substantially true, accurate and complete on the date of this Agreement and the Closing Date (unless it expressly states that certain representations and warranties are only related to a certain date). The Transferee understands that the Transferor agrees to conduct this transaction by relying on the representations and warranties made by the Transferee.

(2)	Should any of the representations and warranties made by the Transferee hereunder be untrue, inaccurate or incomplete and the Transferor therefore suffers any damage, loss, expense or other unfavorable situation, the Transferor shall be entitled to require the Transferor to assume the liability for compensation. In addition, the compensation as set forth in this sub-clause shall not affect the Transferor’s entitle to any other rights and remedies under other provisions hereof.

Article 4 Assumption of Credit and Debts

4.1	The parties agree that the [Closing Date] shall be the base date; except for the debt amounting to [8224] ten thousand Yuan which has been disclosed by the Transferor to the Transferee (with exception of the debt not exceeding RMB¥1,000,000 occurring during the normal operation of the Target Company), all debts of the Target Company occurring prior to the base date (not including the base date) shall be assumed by the Transferor, and all debts of the Target Company occurring after the base date (including the base date) shall be assumed by the Transferee. The Transferor and Senior Officer of the Target Company shall be liable for compensating all losses sustained by the Target Company or the Transferee for the reason that the Transferor fails to appropriately perform its above obligation for debts.

4.2	The parties further clarify that any debt of the Target Company (except for the debts as set forth in [Schedule 5 hereof]) occurring from the date of this Agreement and until the Closing Date (the “New Debts”) shall be submitted by the Senior Officer of the Target Company and the Target Company to the Transferor and Transferee for approval, otherwise such New Debts shall be assumed by the Senior Officer of the Target Company.

Article 5 Obligations of the Target Company and Transferor during the Transition Period

5.1	The period from the date of this Agreement and until the Closing Date shall be the transition period (the “Transition Period”), during which the Target Company shall and the Transferor shall cause the Target Company to conduct business in the normal mode of business operation consistent with the past practices, and make all efforts to retain the completeness of business and commercial organization, the relationship with third parties and the current management and employees, and the current conditions(excluding the normal wear and tear) of all assets and properties owned or used by the Target Company.

5.2	During the Transition Period, the Target Company and Transferor shall, in the normal working time of the Target Company, provide the Transferee and its representatives with the information of the company as may be reasonably requested by them, including but not limited to providing the lawyers, accountants and other representatives appointed by the Transferee with all accounts, records, contracts, technical information, personnel list, management status and other documents of the company (especially all materials as listed in Schedule 7 List of Supplementary Materials of Due Diligence Investigation, which shall be supplied to the Transferee by the Transferor and Target Company within [ ] Business Days after the execution of this Agreement). The Transferor and Target Company agree that the Transferee shall be entitled to prudently check the finance, assets and operation thereof of the company at any time prior to the Closing Date. Furthermore, the Transferor and Target Company shall promptly notify the Transferee in writing of any occurred or anticipated breach of this Agreement by the Transferor or the Target Company.

5.3	During the Transition Period, the Transferor and Target Company shall immediately notify the Transferee of the following matters and discuss the effects of the abovementioned matters on the company with the Transferee so as to ensure the Target Company to stably operate in the reasonable mode:

(1)	Any change to the share capital structure, financial status, assets, liabilities, business, prospect or operation of the Target Company which affect or may affect the Target Company seriously and negatively;

(2)	Execution of any agreement containing any abnormal terms (including but not limited to long-term and oppressive terms) and any agreement or proposal or intent for such above matters; and

(3)	The progress of approvals/registrations with the governmental authorities (if any) .

5.4	During the Transition Period, the Target Company and Transferor shall and shall cause their Affiliates and counsels and directors, senior officers and representatives to (i) on the exclusive basis, conduct the matters in relation to this share transfer jointly with the Transferee and its Affiliates; (ii) not implement any other transaction similar to this share transfer or conflicting with the transactions as defined in transaction documents (any of such transactions referred to as the “Third Party Transaction”); (iii) promptly terminate any discussion or negotiation with any person on the Third Party Transaction, and thereafter not make any discussion or negotiation with any person on the Third Party Transaction, and not provide any person with any information of the Third Party Transaction; and (iv) not encourage any inquiry or proposal on any possible Third Party Transaction, or perform any other act to facilitate such inquiry or proposal. The Target Company and Transferor shall immediately notify the Transferee if obtaining from any other person any inquiry in connection with a possible Third Party Transaction

5.5	Unless otherwise prior agreed on by the Transferee in writing, during the Transition Period, the Transferor shall cause the Target Company not to, and the Target Company shall not perform any of the following acts (except for the acts related to this share transfer):

(1)	Increase, decrease, distribution, issuance, acquisition, repayment, assignment, pledge or redemption of any registered capital or equity;

(2)	By amending its Articles of Association or through restructure, merger, sale of shares, combination, sale of assets or otherwise, take any step which may dilute the shares held by the Transferee in the Target Company after the Closing;

(3)	Sale, lease, assignment, authorization or transfer of any asset, except for those in the normal business and consistent with the past practices;

(4)	Assumption or occurrence of any liabilities, debts, obligations or costs exceeding RMB¥ [1,000,000] (or other equivalent currency);

(5)	Capital expenditure exceeding RMB¥ [1,000,000] (or other equivalent currency);

(6)	Setting of any security or encumbrance on any asset;

(7)	Declaration, payment, allocation or distribution of any dividend;

(8)	Conducting any transaction with the Affiliate;

(9)	Implementation of any acquisition or becoming a party of any acquisition;

(10)	Establishment of any subsidiary or branch, or acquisition of any share or other interest in any other entity;

(11)	Unless otherwise expressly provided herein, stipulation or adoption of any employee stock incentive plan, or allocation of options to employees or making undertaking of allocation of options; or

(12)	Consent or undertaking of performing any of the above acts, including but not limited to execution of a letter of intent to investment, a letter of undertaking or a letter of consent.

Article 6 Covenants of the Transferee, the Target Company and the Transferor

6.1	Covenants of the Transferee and the Target Company

(1)	The Transferee and the Target Company shall help complete the procedures for changes in registration information with the competent administration for industry and commerce with respect to the Share Transfer contemplated hereby in accordance with the provisions hereof.

(2)	Prior to the full performance of the obligation of payment of the Share Transfer Price hereunder, the Transferor shall be responsible for the management and operation of the Target Company, and the Senior Officer of the Target Company shall continue to perform his duties and obligations as the Senior Officer of the Target Company.

(3)	Unless otherwise provided in Article 6 “Covenants of the Transferor” hereof, after the Closing, the Transferee and the Target Company Group may not apply for, register or use any kind of intellectual property rights, including but not limited to any domain names, trademarks, service marks, trade names and address names, that contain “ ”, “NetQin” or “NQ” elements or are otherwise identical with, similar to or confusing with any of the foregoing, or use any webpage design/ format or other distinctive brand characteristics similar to “www.nq.com” or “www.netqin.com” website. The Transferee and the Target Company Group shall, within 30 Business Days from the Closing Date, complete the procedures for changes in all the copyrights, product names and trademarks owned by them respectively so that they no longer contain the word “NQ”.

(4)	The Senior Officer of the Target Company shall immediately resign all his posts in the Transferor and its Affiliates as from the Closing Date.

(5)	The Transferee and the Target Company Group shall, within 30 Business Days from the Closing Date, complete the procedures of examination and approval of all the contracts under the name of “NationSky” in the “NQ Contract Management System” prior to the Closing Date, including but not limited to uploading the executed copies of the “sealed” contracts onto the system.

(6)	The Senior Officer of the Target Company undertakes to keep confidential all the trade secrets involving the Transferor and/ or its Affiliates that he may have access to during his employment with the Transferor and/ or its Affiliates.

6.2	Covenants of the Transferor

(1)	Prior to the completion of the procedures for changes in registration information with the competent administration for industry and commerce with respect to the Share Transfer contemplated hereby, the Transferee and the Target Company Group shall, in accordance with the good financial and business standard and practice, maintain valid existing and operation of the Target Company Group, conduct its business and handle its affairs in a diligent and effective manner. At the reasonable request of the Transferee, the Senior Officer of the Target Company and the Target Company Group shall provide the Transferee with detailed information of the operating and financial situations of the Target Company Group that may be requested by the Transferee.

(2)	Within [3] years from the Closing Date, the Transferor shall permit the Target Company Group to continue to use, free of charge, the technologies and services of the Transferor and its Affiliates it uses as of the date of this Agreement, including but not limited to the Transferor’s client-side antivirus program SDK, source code, virus database updating data in NQ antivirus application protocol file, source code of incremental updating of the virus database in the Transferor’s antivirus application server, and support, upgrading and updating services for the aforesaid products and other intellectual property rights. The Transferor and its Affiliates may not, for any reason, charge the Target Company Group or the Senior Officer of the Target Company or otherwise request the Target Company to pay any consideration for any intellectual property rights in any products of the Transferor used by the Target Company as a subsidiary of the Transferor.

(3)	After the Closing, the Transferor and its Affiliates may not apply for, register, use or license to use in China or abroad, or transfer to any party other than the Target Company Group any kind of intellectual property rights, including but not limited to any domain names, trademarks, service marks, trade names and address names, that contain “NQSky” element, the product name of “NQSky mobile management platform” (including its abbreviations “NQSky EMM”, “NQSky MDM”, etc.) or are otherwise identical with, similar to or confusing with any of the foregoing, or any business license, including but not limited to the license for sale of products for the safety of computer information system, or any competing business identical with or similar to the business thereunder. If there are any intellectual property rights or business licenses described above that are applied for or have been registered in the name of the Transferor or any of its Affiliates as of the Closing Date, the “NQSky” element shall be transferred to the Target Company Group within 30 Business Days from the Closing Date free of charge, and the corresponding procedures for changes in relevant registration information shall be completed, provided that the names thereof after transfer to the Target Company may not contain any information restricted in Article 6.1(3) hereof. Any company or address name containing the “NQSky” element that may exist on the Closing Date shall be changed within 30 Business Days from the Closing Date, so that they no longer contain the word “NQSky”.

(4)	The Transferor and its Affiliates may not be engaged in any business that competes with the MDM, mobile antivirus for enterprises, application reinforcement and other businesses conducted by the Target Company.

(5)	The Transferor and its Affiliates may not employ any employee listed in Schedule 8 hereto within [3] years from the Closing Date.

Article 7 Confidentiality

7.1	Each Party shall keep confidential the Share Transfer contemplated by the Share Transfer Documents, the terms and conditions of the Share Transfer Documents and any confidential information in respect of the business and affairs of other Parties obtained by it in connection with the Share Transfer contemplated hereby (“Confidential Information”), and may not disclose any Confidential Information to any third party except for the purpose of performance of this Agreement. Notwithstanding the foregoing, either Party may, for the purpose of performance of this Agreement, disclose such information to its employees, directors, officers, consultants, agents or other related persons and /or entities, provided that it shall take all reasonable measures to ensure that such persons acknowledge the confidentiality of such information and agree to perform the obligation of confidentiality pursuant to the relevant provisions of this Agreement.

7.2	The obligation of confidentiality hereunder shall not be applicable to any of the following information that:

(1)	Is publicly known unless otherwise through breach of the obligation of confidentiality hereunder;

(2)	Is already known to the receiving party from any lawful source before the same is disclosed by the disclosing party;

(3)	Is independently developed by the receiving party by any legal means, except by integration, analysis, compilation or otherwise processing of any information obtained;

(4)	Is received or obtained by the receiving party from a third party which is not under any obligation of confidentiality;

(5)	Is disclosed by the receiving party with written consent of the disclosing party; or

(6)	Is disclosed pursuant to the requirements of any applicable laws and regulations of China.

Article 8 Default and Responsibility for Breach of Contract

8.1	Default

Failure of any Party to perform or fully perform or properly perform any of its obligations hereunder or violation by any Party of any provisions hereof, including but not limited to any of its representations, warranties and covenants herein, whether or not due to any act or omission, shall constitute a default (each a “Default” and the Party in default a “Defaulting Party”).

8.2	Responsibility for Breach of Contract

(1)	The Defaulting Party shall indemnify all the direct losses, damages, expenses and liabilities actually incurred by other Parties due to its Default. However, if each Party is in Default, the Parties shall assume their respective liabilities and losses depending on the actual circumstances. To avoid any doubt, in no event should the Defaulting Party be liable for any indirect or incidental losses or damages or any loss of profit incurred by any other Party due to its Default.

(2)	In the event of delay in the payment of the Share Transfer Price by the Transferee, the Transferee shall pay the Transferor liquidated damages equivalent to [0.02%] of the total Share Transfer Price for each day of delay.

(3)	In the event of delay in going through the procedures for changes in registration information with the competent administration for industry and commerce with respect to the Share Transfer contemplated hereby and/or for handover of the Shares and/or refund of the Share Transfer Price by the Transferor, the Transferor shall pay the Transferee liquidated damages equivalent to [0.02%] of the total Share Transfer Price for each day of delay.

8.3	Remedies Cumulative

The indemnification made by the Defaulting Party under Article 8.2 above shall not prejudice any other rights and remedies available to any non-defaulting Party under the law of China or other clauses of this Agreement.

Article 9 Termination

9.1	Termination

(1)	Unless otherwise provided in Articles 9.1(2), 9.1(3) and 9.1(4) below, after the execution of this Agreement, neither Party may terminate this Agreement unilaterally without unanimously written consent of the Parties hereto.

(2)	In the event of any of the following, either Party shall be entitled to terminate this Agreement unilaterally:

(A)	If, after the execution of this Agreement and prior to the relevant Closing Date, the provisions of this Agreement become inconsistent with any applicable laws and regulations due to any new provisions formulated thereunder or any changes thereto, and the Parties fail to reach a consensus on the modification to this Agreement in accordance with such new laws and regulations; or

(B)	If, prior to the relevant Closing Date, a Party violates its obligations, representations, warranties and covenants hereunder and fails to redress such Default within 90 days following receipt of a written notice thereof from the non-Defaulting Party.

(3)	In the event of any of the following, the Transferor shall be entitled to terminate this Agreement unilaterally:

(A)	If, upon the satisfaction of all the conditions of Closing, the Transferee fails to pay the Transferor the Share Transfer Price of any installment (“Overdue Amount”) within the time limit prescribed herein, which is already [15] Business Days overdue; or

(B)	If, after the execution of this Agreement, the Share Transfer Price of the first installment fails to be remitted to the account designated by the Transferor on or before November 30, 2015 against a payment order therefore sent on or before November 27, 2015, the Transferor shall be entitled to terminate this Agreement unilaterally, provided that the Share Transfer Price already paid, if any, shall be refunded.

The Transferor shall, within[    ]days after the delivery of the notice of termination, refund all the Share Transfer Price and other amounts already paid by the Transferee, after deduction of the liquidated damages in the amount of RMB [    ], to the Transferee in one lump sum.

(4)	In the event of any of the following, the Transferee shall be entitled to terminate this Agreement unilaterally:

(A)	If the due diligence investigation conducted by the Transferee shows that the Target Company involves material operating risks;

(B)	If the total undisclosed debt of the Target Company exceeds RMB [10] million; or

(C)	If the procedures for changes in registration information with the competent administration for industry and commerce and/or for handover hereunder fails to be completed within [30] days following the payment of the second installment of the Share Transfer Price by the Transferee.

In the event of termination of this Agreement by the Transferee unilaterally, the Transferor shall refund all or part of the Share Transfer Price already paid by the Transferee to the Transferor within ten (10) Business Days following receipt of the notice of termination from the Transferee. Unless otherwise agreed upon by the Parties in writing, all the Share Transfer Price shall be refunded through the original route of payment in the event of termination or expiration of this Agreement.

9.2	Legal Consequences of Termination

(1)	In the event of termination of this Agreement, the Articles of Association and other Transaction Documents executed pursuant to this Agreement shall be terminated concurrently.

(2)	In the event of termination of this Agreement due to breach of contract by any Party, the Defaulting Party shall be held liable for the breach of contract to the non-defaulting Parties in accordance with the relevant provisions hereof.

Article 10 Governing Law and Dispute Resolution

10.1	Governing Law

The conclusion, entry into force, performance and interpretation of this Agreement shall be governed by the existing laws and regulations of China.

10.2	Dispute Resolution

Any dispute arising hereunder shall be submitted to the China International Trade Arbitration Commission in Beijing for arbitration in accordance with the arbitration rules of the Commission which is in effect at the time the application is made. The arbitration award shall be final and binding on all the Parties.

Article 11 Force Majeure

11.1	Scope of Force Majeure

Force majeure means any objective circumstances that are unforeseeable and unavoidable by and beyond the control of a Party, including but not limited to:

(1)	War, blockade, embargo or government decree directly affecting the transaction hereunder;

(2)	Civil riot directly affecting the transaction hereunder;

(3)	Flood, hurricane, earthquake, explosion or other act of God directly affecting the transaction hereunder; and

(4)	Other event of force majeure directly affecting the transaction hereunder as agreed upon by the Parties.

11.2	Consequences of Force Majeure

Failure of any Party to perform all or part of its obligations hereunder due to any force majeure and without any fault on the part of the Party shall not be deemed as a Default, provided that the Party shall take all necessary remedies to reduce the loss caused by such force majeure to the fullest extent practicable.

11.3	Notice of Force Majeure

A Party encountering any event of force majeure shall promptly notify the other Parties of such event in writing, and within fifteen (15) days thereafter, provide the other Parties with a statement explaining the reasons for its inability to perform or the delay in the performance of all or part of its obligations hereunder.

Article 12 Notices

Any notice concerning the rights and obligations of a Party may be given by facsimile or otherwise to the addresses set forth below, with the original thereof in writing delivered by mail concurrently:

If to the Transferor:

Attention: [Beijing NQ Technology Co., Ltd]

Mailing address: Building 4, Yard 11, Hepingli East Street, Dongcheng District, Beijing

Postal code: 100013

Telephone: (8160) 85655555-777

Facsimile: (8610) 85655518

If to the Transferee:

Attention: [Qidi (Beijing) Assets Management Corporation]

Mailing address: [15th Floor, Tower A Building 1, No. 6 North Yongjia Road, Haidian District, Beijing]

Postal code: [            ]

Telephone: [                    ]

Facsimile: [                    ]

If to the Target Company:

Attention: Hou Shuli

Mailing address: North side, Floor 3, Building 3, Yard 11, Hepingli East Street, Dongcheng District, Beijing

Postal code: 100013

Telephone: 13901299642

If to Hou Shuli:

Attention: [Hou Shuli]

Mailing address: North side, Floor 3, Building 3, Yard 11, Hepingli East Street, Dongcheng District, Beijing

Postal code: 100013

Telephone: 13901299642

E-mail: houshuli@nationsky.com

Article 13 Supplementary Provisions

13.1	Taxes and Dues

The Parties shall bear the taxes and dues arising from this Agreement and the transaction contemplated hereby respectively pursuant to the applicable laws.

13.2	Consent of the Actual Controllers

The other controllers, as the actual controllers of the Target Company, also consent to all the provisions of this Agreement.

13.3	Entire Agreement

This Agreement and the Schedules hereto constitute the entire and sole agreement among the Parties with respect to the subject matter hereof, and supersede all prior investment framework agreements, contracts, understandings and communications (written or oral) among the Parties with respect to the subject matter hereof.

The Parties hereby further acknowledge that the Share Transfer Agreement entered into by Hou Shuli, Beijing NQ Technology Co., Ltd and Beijing NationSky Network Technology Co., Ltd. on August 26, 2015, and the Share Purchase Agreement entered into by NQ Mobile Inc., Hou Shuli and Gather Benefit Holdings Limited on August 26, 2015 shall be terminated on the effective date of this Agreement. The rights and obligations of the Parties shall be governed by this Agreement.

13.4	Supplement, Modification and Waiver

To the extent permitted by the law, no supplement or modification to this Agreement shall be effective unless agreed upon by the Parties in writing. Waiver of any provision of this Agreement shall not be deemed or constitute a waiver of this Agreement or any other provisions hereof.

13.5	Effectiveness

This Agreement shall go into effect after the Parties have affixed their respective seals hereto and the Senior Officer of the Target Company has put his thumbprint hereon.

13.6	Counterparts

This Agreement shall be made in eight (8) counterparts, three (3) counterparts to be held by the Transferor and the Transferee respectively, and one (1) counterpart to be held by the other Parties hereto respectively with equal binding force.

13.7	Change in Name

In light that the Transferee intends to go through/ is going through the procedures for changing its name at the time of execution of this Agreement, the Parties agree to, after the Transferee has completed the procedures for changing its name, enter into a new agreement with the Transferee in its new name (provided that the contents of this Agreement shall remain unchanged except for changing the name of the Transferee into its new name and deleting this Article) or enter into a supplementary agreement therefore.

[The remainder of this page is intentionally left blank; signature pages of this Share Transfer Agreement are as follows]

[This is the signature page of Share Transfer Agreement and is intentionally left blank]

The following parties agree to sign this Share Transfer Agreement as of the day and year herein above first written.

Transferor:

Beijing NQ Technology Co., Ltd (Seal)

Legal Representative (Signature):	/s/ Zemin Xu

Zemin Xu

Actual Controller:

NQ Mobile Inc. (Seal)

Authorized Representative (Signature):	/s/ Vincent Wenyong Shi

Vincent Wenyong Shi

Target Company:

Beijing NationSky Network Technology Co., Ltd. (Seal)

Legal Representative (Signature):	/s/ Zemin Xu

Zemin Xu

Senior Officer of Target Company:

Hou Shuli

Signature:	/s/ Hou Shuli

[This is the signature page of Share Transfer Agreement and is intentionally left blank]

The following parties agree to sign this Share Transfer Agreement as of the day and year herein above first written.

Transferee:

Qidi (Beijing) Assets Management Corporation (Seal)

Page 1 of Schedules

Schedule 1 Transferor’s Representations and Warranties

The terms under this Schedule have the same meanings as those under the text of this Agreement, unless specially provided for in this Agreement.

1.	Transferor is an enterprise legal person incorporated and validly existing in accordance with Chinese laws;

2.	Transferor has the qualification, ability and right to sign and perform this Agreement and transfers equity to Transferee. In signing and performing this Agreement, Transferor does not violate the laws binding upon Transferor, Transferor’s articles of association or any binding oral or written undertaking made by Transferor to any third party;

3.	Transferor lawfully owns 100% equity of Target Company.

4.	Transferor transfers to Transferee all of its equity in Target Company in accordance with current situation and does not make any representation and warranty to the Transferee in respect of the Transferor to Target Company.

Page 1 of Schedules

Schedule 2 Transferee’s Representations and Warranties

The terms under this Schedule have the same meanings as those under the text of this Agreement, unless specially provided for in this Agreement.

1.	Transferee is entitled to sign, deliver and perform this Agreement and the transaction documents to which Transferee is a party.

(a)	Transferee is an enterprise legal person incorporated and validly existing in accordance with Chinese laws;

(b)	Transferee shall obtain consent and approval from Shareholders’ Committee/Board of Directors, government agency or any other third party as soon as possible or submit any filing or send any notice to Shareholders’ Committee/Board of Directors, government agency or third party such as required by transaction documents;

(c)	Signing of this Agreement and other transaction documents to which Transferee is a party is not in conflicts with the terms and conditions of any contract signed by Transferee as a party or binding upon Transferee, nor shall said signing substantially violate or contravene the provisions of terms and conditions of said contract or constitute breach of the terms and conditions of said contract (or constitute breach through issuing notice or with passage of time);

2.	Transferee has the power and authority to enter into, sign and deliver this Agreement and other transaction document to which Transferee is a party and perform the obligations under this Agreement and other transaction documents. Signing and delivery of this Agreement and other transaction documents and performance of the obligations under relevant documents by Transferee have been formally authorized by Transferee through necessary act, and this Agreement any other transaction document to which Transferee is a party shall have a lawful, valid and binding effect on Transferee once signed, and may be enforced by Transferee under specific clauses, unless such enforceability is restricted by any law concerning bankruptcy, insolvency, reorganization, delay in payment and other aspects which generally affects exercise of creditor’ rights or similar laws.

3.	Funds used by Transferee to pay the equity transfer price comes from lawful source.

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Schedule 3 Details of Target Company

1.	Registered Address: Rm 213, Building 5, No. 6 North Yongjia Road, Haidian District, Beijing

2.	Date of Establishment: December 13, 2015

3.	Registration No.: 110108009200311

4.	Shareholders, capital contributions to the registered capital and shareholding proportion prior to completion of this transaction as specified herein

Shareholder	Registered Capital (Unit: RMB Yuan)	Shareholding Proportion
Beijing NQ Technology Co., Ltd	40,000,000	100%

Total	40,000,000	100%

5.	Shareholders, capital contributions to the registered capital and shareholding proportion upon completion of this transaction

Shareholder	Registered Capital (Unit: RMB Yuan)	Shareholding Proportion
Qidi (Beijing) Assets Management Corporation	40,000,000	100%

Total	40,000,000	100%

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Schedule 4 Representations and Warranties by Senior Officers of Target Company

Senior Officers of Target Company represent and warrant to Transferor as follows:

1.	Senior Officers of Target Company warrant that as of the date on which Target Company completes the registration of industrial and commercial change of this share transfer, the Target Company Group lawfully and validly exists, lawfully operates in all aspects and there are no unlawful operations or significant disputes.

2.	Senior Officers of Target Company warrant that they do not have any affiliated transaction with Target Company Group or other transaction harming the interests of Target Company Group.

3.	Senior Officers of Target Company warrant that they did not work in any institution competitive with Target Company Group, nor did they serve as shareholders, directors or other positions in any institution competitive with Target Company Group, invest in any institution competitive with Target Company Group or harm the interests of Target Company Group.

4.	Senior Officers of Target Company warrant that all the contents of the financial documents as of October 31, 2015, contract list and other documents provided to Transferor are true, accurate and complete. There are no significant changes in Target Company Group during the period from October 31, 2015 to date of signing of this Agreement.

5.	Senior Officers of Target Company shall perform obligation of confidentiality in respect of relevant information about Target Company Group, Transferor and affiliates thereof of which said officers are aware while working with Target Company, nor shall said officers disclose information to any third person.

6.	Where any representation or warranty by Senior Officers of Target Company is untrue, inaccurate or incomplete, thereby resulting in that Transferor sustains any harm, loss, expenditure or other unfavorable conditions, Transferor is entitled to require Senior Officers of Target Company and Target Company to be jointly and severally liable for damages.

7.	The terms under this Schedule have the same meanings as those under the text of this Agreement, unless specially provided for in this Agreement.

Hou Shuli (Signature)	/s/ Hou Shuli

Date: November 26, 2015

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Schedule 5 Repayment Agreement

Party A: Beijing NQ Technology Co., Ltd

Party B: Beijing NationSky Network Technology Co., Ltd.

Party C: Hou Shuli (ID card No.: 220102197106013370)

Since friendly cooperation between Party A and Party B, as of November 23, 2015, borrowings, advance payment salaries and interest thereon Party B fails to repay Party A and/or affiliates thereof (“NQ Group” includes but is not limited to Party A and NQ Mobile (Beijing) Co., Ltd) totaled RMB [82,240,000]Yuan (in words: RMB EIGHTY TWO MILLION TWO HUNDRED AND FORTY THOUSAND YUAN ONLY) (“Arrears”), and now the Parties agree as follows in respect of repayment of such arrears:

1.	Party B agrees to repay NQ Group the aforesaid arrears of RMB 82,240,000 Yuan (in words: RMB EIGHTY TWO MILLION TWO HUNDRED AND FORTY THOUSAND YUAN ONLY) prior to June 30, 2016. Except for arrears, Party B does not owe any payment to Party A.

2.	The parties agree Hou Shuli shall bear the unlimited liability for Party B’s repayment obligation hereunder.

3.	Where Party B fails to repay the outstanding arrears payable hereunder at the prescribed time, Party B shall pay Party A the penalty in corresponding amount in the following agreed proportion:

(1)	Where Party B delays for more than two months, the amount of penalty to be paid by Party B to Party A shall be 10% of the outstanding payment;

(2)	Where Party B delays for more than three months, the amount of penalty to be paid by Party B to Party A shall be 20% of the outstanding payment;

(3)	Where Party B delays for more than four months, the amount of penalty to be paid by Party B to Party A shall be 30% of the outstanding payment;

4.	Any dispute arising during performance of this Agreement shall be resolved by the parties through friendly consultation, and where consultation efforts fail, such dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration, which shall be conducted under the arbitration rules effective then in Beijing. Arbitral award is final and binding upon the parties.

5.	This Agreement is in five counterparts, with Party A and Party C holding two (2) copies respectively and Party B holding one (1) copy; this Agreement takes effect upon signing by the parties and handprint by Senior Officers of Target Company.

6.	This Agreement is signed by the parties in Beijing on November 26, 2015.

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(This is the signature page of Repayment Agreement and is intentionally left blank)

Party A: Beijing NQ Technology Co., Ltd (Seal)

Signed by Legal Representative:	/s/ Zemin Xu

Zemin Xu

Party B: Beijing NationSky Network Technology Co., Ltd. (Seal)

Signed by Legal Representative/Authorized Agent:	/s/ Zemin Xu

Zemin Xu

Party C:	Hou Shuli

	Signature:	/s/ Hou Shuli

Page 6 of Schedules

Schedule 6 Seal and Handover List of Relevant Information

Page 7 of Schedules

Schedule 7 List of Supplementary Materials for Due Diligence

•	List of information required by legal counsel

1.	Repurchase agreement by the management (if any).

•	List of information required by audit

I.	Basic information

1.	The company’s financial department organization chart, division of work and responsibilities presentation.

2.	The Company’s previous verification report (currently only capital verification report about RMB 40 million is provided), assessment report and annual audit report over previous years. (to be provided at the first audit)

3.	Description to the establishment of branches of the company and places of business of said branches, business scope and other basic situation. (Shenzhen Branch)

4.	Minutes and meeting resolutions by the Company’s shareholders’ committee, the board of directors and the management.

5.	Change in the ownership of assets relating to the business and production operations of the Company and subsidiaries thereof. Use and possess the ownership of trademarks, patents and non-patent technology and important franchise rights required by the Company’s business and operating premise.

6.	Site lease agreements and related contracts by the Company and subsidiaries thereof.

7.	Full disclosure of the Company’s organizations in block diagram or other valid form, including the promoters or shareholders and their branches, subsidiaries and joint stock companies (or associated companies), the actual controller of the promoters or shareholders, as well as subsidiaries, joint stock companies and other joint ventures resulting from external investment by the Company, and affiliates having important implications and the like. Meanwhile, the specific organization connections of the organizational structure should be indicated.

8.	Sources and method of the core technology of the Company and subsidiaries thereof, and description of whether the Company has ownership of core technology. Description of the advanced nature of core technology in the same industry at home and abroad.

9.	Enterprise credit report by the company and subsidiaries thereof.

II.	Financial accounting information—financial statements level

10.	Description of accounting policies, accounting estimates and changes implemented during the audit period.

11.	Accounts for standby inspection and accounting vouchers, balance schedule and breakdown auxiliary accounting of the Company and subsidiaries thereof during the audit period (currently only the balance schedule for auxiliary accounting of other payables and other receivables of the Company and its Tianjin Branch in 2015 is available)

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12.	Monetary funds: (1) confirm the Company’s balance of deposits at the end of the period (including foreign deposits, bank draft deposits and bank cashier’s check deposits) with all depository banks; (3) provide statements for all bank deposit accounts during the audit period (same as below), and if some amount fails to arrive at the account, the statement on adjustment of bank deposit balance shall be prepared (some bank statement is lacked in the information currently provided); (4) written explanation of the large amount not arriving and for a long term.

13.	Notes receivable and notes payable: (1) Notes reference book during the audit period; (2) schedule of unexpired notes endorsed or discounted during the audit period;

14.	Accounts receivable, prepayments and other receivables: (1) aging analysis schedule during the audit period (currently only the aging analysis schedule for other receivables of the Company in 2014 and 2015 is available); (2) describe relevant situation and reason for failure to recover account by account for the accounts receivable, prepayments and other receivables in large amount for more than one year; (3) need to confirm the accounts in large amount and long aging, and the confirmation rate calculated by amount is 70% or above;

15.	Stocks: (1) receive, issue and store breakdown schedule (currently only the breakdown schedule of Shenzhen subsidiary in 2015 is available); (2) determine the inventory date of stocks based on the audit situation and develop specific inventory plans; (3) provide the stock classification and summary table and provide stocktaking schedule according to storage site; (4) to confirm the stocks stored in foreign places through letters with the storage unit; (5) a list of stock impairment test; (6) reasons for gains and losses on major stocks should be explained.

16.	Fixed assets: provide the schedule of fixed assets (cards) for the audit period.

17.	Long-term deferred expenses: provide the list respectively in accordance with asset name, original value, balance at the beginning of the period, amount of amortization for this year, accumulated amortization amount, balance at the end of the period, amortization years, the remaining amortization years, etc. during the audit period.

18.	Short-term loans and long-term loans: (1) provide the schedule of long-term loans and short-term loans during the audit period, and list in detail categories of loans (bank loans, loans from non-bank financial institutions, and loans from other units), amount at the beginning of the period, amount at the end of the period, loan period, loan conditions (mortgages, security, credit) and loan interest rates; (2) provide loan contract and agreement.

19.	Unpaid taxes: (1) provide the schedule according to the type of taxes owed, amount owed at the beginning of the period, amount payable for this period, amount paid for this period and amount owed at the end of the period during the audit period; (2) provide the method for calculation and payment of various taxes and funds; (3) in case of tax reduction and exemption during the audit period, provide approval from the relevant government departments, and if there are exempt funds, please provide approval from relevant department.

20.	Accounts payable, accounts receivable in advance and other payables: (1) prepare aging analysis schedule (same as receivables); (2) describe the situation and reason about the accounts in large amount for more than one year.

21.	Payroll payable: (1) provide the basis for provision for payroll payable and the method for distribution of expenses included in the cost; (2) provision for welfare fund, education funding, labor coordination standards and basis. (3) staff roster and payroll summary schedule (by departments)

22.	Paid-up capital, capital reserves, surplus reserves: in case of changes in shareholders’ equity accounts, the Company should provide the basis information and certificate for changes and resolutions on dividend distribution.

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23.	Operating income and operating costs: The Company shall provide the main income and cost margin schedule based on the type of main business; the main sales contract, lease contract, asset use contract or agreement.

24.	The Company’s tax returns, as well as additional deduction for R & D and verification report during audit period.

25.	The company’s transaction contract ledger during the audit period, such as: contract for sales, purchasing, insurance, transportation, land use, associated operation, loan, mortgage, introduction of technology and other aspects.

26.	Relevant documents and agreements on the company’s internal affiliated transactions.

27.	Mergers and acquisitions and external expansion plans, investment plans, financing plans, production plans, marketing plans and annual work summary approved by the Company during the audit period.

28.	Provide the audit report (if any) by internal audit institution during the audit period.

III.	Other information

29.	In respect of whether there is lawsuit pending or under planning as of the date of audit, please provide relevant information and the amount of compensation (involved).

30.	If there are contingent matters existing on the balance sheet date, such as external security, pending arbitration, etc. the Company needs to explain the nature and amount of the project as well as the impact on the company’s financial situation. If none, the Company must provide a statement.

31.	As for significant commitment matters (if any) existing on the balance sheet date, the Company needs to explain the existing amount and nature. If none, the Company must provide a statement.

32.	As for the significant events occurring after balance sheet date of the company, the Company needs to provide a description and significant impact on the company’s financial position.

33.	Statement by the management authority (template to be provided by the firm).

IV.	Other supplementary information to be provided as required by site audit

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•	Information list required by assessment

No.	Information Name

I	Basic situation of the enterprise

1	Relevant contracts and articles of association established by the assessed unit (paper-based)

2	Questionnaire on basic situation of the assessed unit

3	Questionnaire on accounting policy

4	Fixed assets accounting questionnaire

5	Questionnaire on contingent matters

6	Principal’s enterprise legal person business license

7	The assessed unit’s enterprise legal person business license, tax registration certificate, organization code certificate and relevant qualification information (paper-based)

10	The assessed unit’s operating history and description of current operating characteristics

14	Qualification certificates of the assessed unit (paper-based)

16	Contracts and agreements on mortgage or security of assessed asset

19	Insurance contract of the assessed unit

21	Others

II	Specific information for this assessment project

1	Economic behavior files and higher authority approval documents corresponding to assessment purpose; resolutions, cooperative agreement, etc. by the shareholders’ committee and the board of directors

2	Resolutions and approval documents by the Board of Directors

3	Description concerning matters on asset assessment (specific contents are detailed in the sample)

4	Statement of inventory and ownership of assessed assets

5	Letter of undertaking by the principal and the assessed unit in respect of asset assessment

6	Inventory, assessment and declaration form on assets and liabilities of the assessed unit

7	Description by other uses of assessment report other than the principal, including user name and the user’s status in this economic behavior

Page 11 of Schedules

III	Financial information by the assessed unit

5	Asset inventory and capital verification carried out, individual or overall asset assessment report and assessment results transfer data

8	Information on interest-bearing liabilities (including bank loans, bonds payable, long-term liabilities due within one year and long-term liabilities), balance sheet as of valuation date as well as introduction to main use of said funds

9	Information about non-operating assets, liabilities, surplus assets as well as relevant income and expenditure

IV	Production and sales information about the major products of the assessed unit

1	Description to main projects, including the name and purpose of the main project; sales volume of each major project over the years and the sales price statistics

2	Information about the position of each major product in its current product life cycle and development trend

3	How the price of the product is developed, and what factors are related to product price

4	Main competitors of domestic enterprises’ similar projects

5	Information about marketing strategy, sales network, marketing team quality and capacity introduction

6	Customer list of major products, and the information of the ratio of sales amount by each customer

7	Information about market survey recently made by the assessed unit, including the information about market capacity and market share by the enterprise

8	Changes in the proportion of the sales expenses of main product over the previous years to sales income as well as the general and normal level (proportion) of the similar product industry

9	Advertising costs of the main product over the previous years, change in the proportion of advertising costs to the sales income as well as the general and normal level (proportion) of the similar product industry

10	Types of raw materials required by the main product as well as market supply and demand conditions over the previous years

11	Information about main production facilities, including location, size and layout, functions, restrictions, owned or leased facilities

12	The main production line’s technology level, maintenance condition, supporting production capacity, with or without the possibility of increasing the supporting production capacity, if so, what is bottleneck link for production increase, how much investment will be required for technological transformation to resolve bottleneck link, how long will it take, and if transformation is completed, how much is the supporting production capacity

13	Information about description of technology development capability, new product research and development status and analysis of prospects of new products developed

14	Others

V.	Effect of Macro-Economic Situation and Industry Competition Situation

1	providing industry statistics, including: industry average profit-tax rate of capital, cost-profit ratio, assets profit rate, profit rate of net assets, the benchmark yield, the average profit-tax rate of capital of enterprise main products industry

2	providing introduction on national, local and industry macro-economic development and the related economic data analysis

3	providing the relevant regulations of the government regarding the development of the industry and the region (including industry development policy and environmental policy, etc.)

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4	providing the data of whether the policy constrains will possibly affect the company’s performance (such as: market access policy, project pricing by the state, province or municipal government, etc.)

5	Others

VI.	Future Plans and Forecast Data

1	Assessment of the total domestic market demand for main products within several years after the base date, the prediction of growth rate and the data influencing the total market demand and the growth rate change

2	Assessment of the total domestic market supply (production) of main products within several years after the base date, the prediction of growth rate and the data influencing the total market supply (production) and the growth rate change factor analysis

3	Forecast of domestic market price changes of main products within several years after the base date and analysis of the factors affecting the price change

4	Assessment of market supply and demand trends of the materials needed by enterprise main products within several years after the base date and countermeasures employed by enterprise to cope with the shortage of resources

5	Forecast of the yearly sales, price and market share of main products years main products within several years after the base date, and the data of new investment or technical renovation plan to be taken to achieve the goal

6	Forecast of the financial plan of each fiscal year within several years after the base date, including balance sheet, income statement, statement of profit distribution, statement of changes in financial position and forecasted statement of cash flow

7	Providing the reasonable forecast indicators on the working capital of enterprise within several years on the basis of continuing operations, including:

(1)	the average number of days of accounts receivable;

(2)	the average number of days of accounts payable;

(3)	the inventory turnover days;

(4)	the reasonable proportion of prepaid expenses and other liquid assets;

(5)	the reasonable proportion of payable and unpaid fees and other current liabilities, etc.

VII.	Other Data (in writing)

1	Enterprise industry status and development prospects

2	The history of enterprise’s production and operation

3	The competition facing enterprises and the analysis of advantages and disadvantages

4	Enterprise development prospects

5	The enterprise’s internal management and business management conditions

6	Enterprise’s market and customers situation

7	The conventional process of enterprise operation

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VIII.	Documents Necessary for Single Asset Evaluation Provided by the Entity to be Evaluated

(I).	List Of Current Assets And Liabilities

1	Cashier Statement

2	Bank deposit statements and bank balance reconciliation statement on the base date of evaluation

3	Copy of deposit certificate

4	Copy of large accounts receivable and notes payable (indicating the interest rate)

5	Copy of sales contract involving large accounts receivable and prepaid, accounts payable and receivable in advance

6	Documents evidencing writing off bad debts (bankruptcy and death, etc) relevant to the creditor’s rights

7	Confirmation request of credit and debt (samples of confirmation request to be provided by company)

8	Recent purchasing price of outsourcing inventory

9	Information about inventory (emphasis on inventory surplus, inventory shortages deficient and scrap)

10	Unit price of finished goods excluding tax, sales tax and the taxable items and tax rates of additional tax

11	Delivery note of consigned processing materials

12	Processing profit, period expense and cost accounting statement of authorized processing company

13	Copy of main purchase invoices, sales invoices and related transfer document

14	Part of typical delivery voucher and warehouse voucher of inventory

15	Original accounting voucher of unamortized expenses and long-term unamortized expenses

16	Copy of tax return and tax bill of the base date of evaluation

17	Whether there are liquid assets under litigation or being sealed up

18	Others

(II).	Document List of Long-term Investment

1	Copy of long-term bond investment and trust certificate

2	Copy of capital stock certificate evidencing long-term equity investment and equity certificate

3	Table of quantity of stock keeping and change in the quantity in long-term stock investment

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4	Copy of long-term equity investment agreement and investor agreement

5	Legal person business license of the invested entity, the company’s articles of association, capital verification report and the original certificate of long-term investment

6	Audited financial statements of the invested entity as of the base date of evaluation

7	Returns of long-term investments in former years

8	Information and documents required for the complete set of evaluation of the controlling entity to be invested

9	Others

(III).	Document List of Machinery, Equipment and Vehicle

1	Purchase contract and invoice of the main equipment

2	Questionnaire on the main equipment status

3	The original and copy of vehicle registration

4	Information about equipment and vehicle maintenance (vehicle status questionnaire)

5	Others

(IV).	Document List of Patents and Proprietary Technology

1	The patent certificate, certificate of patent rights requirements and specifications, certificate of recent payment

2	Documents related to proprietary technology and application for a patent

3	Copy of contract for purchase or transfer of patent rights

4	Detailed introduction of the patents or proprietary technology (including: source of technology, the cause and time of technology development, the main technical problems solved; the main application scope, the technical and economic indicators achieved, comparison and analysis of domestic and international technology of the same kind, analysis of the domestic and international level of the technology)

5	Patent technology development report and project feasibility study report

6	Relevant government approval and contract

7	Illustrations of the patented technology and operation method

8	Corporate profits in recent years (financial statements), the market share statistics and the distribution of sales network

9	Whether the essence of proprietary technology can be easily obtained through its products, the complexity and imitability of the proprietary technology, transitivity, and whether it will be replaced by a new proprietary technology

Page 15 of Schedules

10	Detailed cost spent by enterprise to obtain the patent or proprietary technology, technology of its own search and development including the time input, manpower (working days and technical structure of personnel), capital and the quantity and value of material

11	Analysis and forecast of domestic and foreign market: the situation of market competition facing the enterprise (favorable factors and unfavorable factors), the future competition pattern, the market share it can occupy and development potential

12	Investment yield, average cost, profit margin, sales taxes, cost of sales, sales expense, financial cost, the proportion of sales revenue accounting for revenue and the proportion of depreciation accounting for the cost of sales in the same industry at home and abroad

13	The influence of related industries on enterprise development

14	The new investment plan and yearly addition of fixed assets of enterprise over the next five years

15	The sales marketing plan of enterprise

16	Enterprise’s long-term business strategy and long-term strategy

17	The feasibility study report of enterprise’s development over the next five to ten years

18	Whether to get government support and enjoy preferential policies

19	The labor contract of key personnel in mastery of the proprietary technology and expert network and list

20	Related experts’ evaluation of natural life of the patents and proprietary technology

21	Others

(V).	Document List Of Other Intangible Assets

Trademark

1	Copy of trademark registration certificate

2	Copy of trademark style

3	Copy of the documents related to assignment of registered trademark

4	Instructions on trademark’s usage and use-pattern

5	Historical data and future predicted data on the production and investment scale, cost and expense and sales income of the products using the trademark

6	Others

Computer Software

1	Copy of software registration certificate

Page 16 of Schedules

2	Copy of report on software research and development

3	Situation of personnel engaged in software research and development

4	Description of software’s use

5	Historical data and future predicted data on the production cost and sales income of software product

6	Others

Franchised Intangible Assets

1	In case of franchise, please provide certificate of franchise (application documents and approval certificate).

2	The detailed information on the cost and expense invested in order to obtain the franchise (including the cost of monopoly on development and registration fee)

3	Description of the business scope under the franchise, the geographical scope of franchise (national general agent or provincial general agent), privileges of franchise, mode of operation and profit sharing

4	Specification, type, price, production scale, investment and cost (unit consumption and prices of main raw materials, fuels and auxiliary materials, cost of raw materials and labor, manufacturing cost estimates, management fees, financial expenses and sales expenses) of the products under the franchise

5	The detailed information on enterprise’s income and expense after adopting the franchise

6	The market feedback and market share of franchised product; market demand of the product employing the franchise and the market demand of the competitive products and alternative products

7	Forecast of the income and cost incurred from franchise in the next few years

8	Relevant tax laws and legal documents (taxes and financial and economic policy of the enterprise of the same kind)

9	Whether the franchise has been transferred and licensed, in the event of transfer, there should be description of the transfer mode, transfer times, transfer area, the technical development costs, direct cost and additional cost and if there are any other attached conditions, etc

10	Others

Signature and seal of provider

Note:

Page 17 of Schedules

Schedule 8 Core Staff List of Target Company

Hou Shuli	220102197106013370

Xu Weiqiang	370602197010030213

Zhang Bingbing	110104196701181638

Yuan Hui	431026198401200013

Ma Weining	620102197505205315

Huang Haibin	342101198112251014

Xu Yongdong	32010619700810207X

Sun Jinshu	130983198408083010

Page 18 of Schedules

Schedule 9 Equity Pledge Agreement (For Pledge of 20% Shares)

Equity Pledge Agreement

This Equity Pledge Agreement (hereinafter referred to as this “Agreement”), dated as of      day of             , 2015, is made and entered into by and among the following parties (hereinafter referred to as the “Parties”) in Beijing, the People’s Republic of China (hereinafter referred to as the “PRC”):

Party A: Qidi (Beijing) Assets Management Corporation (hereinafter referred to as the “Pledgee”)

Domicile:

Legal Representative:

Party B: Beijing NQ Technology Co., Ltd (hereinafter referred to as the “Pledgor”)

Domicile:

Legal Representative:

Party C: Beijing NationSky Network Technology Co., Ltd.

Domicile:

Legal Representative:

WHEREAS:

1.	The Pledgee is a limited liability company incorporated in the PRC.

2.	Party C is a limited liability company incorporated in the PRC, with both of its registered capital and paid-up capital being RMB forty million (¥40,000,000) as of the execution date of this Agreement.

3.	The Pledgor holds 100% of Party C’s Shares.

4.	The Parties entered into a certain Share Transfer Agreement (the “Share Transfer Agreement”) as of November 26, 2015, pursuant to which the Pledgor shall complete the formalities for pledging 20% of Party C’s shares to the Pledgee upon receipt of the amount of RMB 102,000,000 (in words: RMB one hundred and two million) timely paid by the Pledgee.

Page 19 of Schedules

NOW THEREFORE, the Parties hereby reach the following Agreement through friendly negotiation based on the principles of equality and mutual benefit to be bound:

1.	Definitions

Unless	otherwise provided herein, the following terms shall have the definitions set out below:

1.1	The term “Pledge” shall refer to all the contents set out in Article 2 hereof.

1.2	The term “Shares” shall refer to the shares duly held by the Pledgor in Party C (accounting for [20]% of Party C’s registered capital) that are pledged by the Pledgor, and all existing and future rights and interests accruing thereon.

1.3	The term “Default Event” shall refer to any circumstance as set forth in Article 7 hereof.

1.4	The term “Default Notice” shall refer to any notice given by the Pledgee to declare a Default Event hereunder.

2.	Pledge

2.1	The Pledgor hereby pledges to the Pledgee the Shares duly held by it in Party C, accounting for [20]% of Party C’s registered capital, as a security for making the payment obligations.

2.2	The share pledge hereunder secures the amount of RMB 102,000,000 (in words: one hundred and two million) that shall be refunded by the Pledgor when the Share Transfer Agreement is rescinded in accordance with the provisions thereof, less liquidated damages and other expenses payable by the Pledgee (the “Payable”).

2.3	The Pledge hereunder shall refer to the Pledgor’s right to be given priority to be indemnified by proceeds from discounting, auctioning or selling off the Shares pledged by the Pledgor to the Pledgee.

2.4	Unless otherwise expressly agreed by the Pledgor in writing upon the commencement of this Agreement, the Pledge shall be lifted only if (1) the Pledgor fully makes the Payables, or (2) the Pledgor has executed such registration documents issued by the administration for industry and commerce as required to assign 100% of Party C’s Shares to the Pledgee.

3.	Effectiveness and Pledge Period

3.1	The Pledge hereunder shall become effective upon the share pledge is registered with the administration for industry and commerce.

3.2	The Pledgee shall submit the documents relating to the registration of the lifting of the Pledge to the pledge registration authority within 5 working days after the Pledgor has made all the Payables or satisfied other conditions agreed by the Pledgee hereunder

Page 20 of Schedules

4.	Possession and Custody of Pledge Voucher and Pledge Registration

4.1	The Pledgor shall record in Party C’s shareholder register the pledge matters set forth herein on the execution date of this Agreement, and deliver the same to Party A. The Pledgor shall register the pledge with the administration for industry and commerce within five working days of the execution date of this Agreement or at any other time as requested by the Pledgee, and furnish Party A with a proof evidencing the completion of such registration.

4.2	Where a change occurs in any pledge matter so recorded, causing such pledge matter to be changed by law, the Pledgor and the Pledgee shall do so within five working days of the occurrence of such change and submit relevant change registration documents.

5.	Pledgor’s Representations and Warranties

The Pledgor shall make the following representations and warranties to the Pledgee in executing this Agreement, and shall acknowledge that the Pledgee executes and performs this Agreement by relying on such representations and warranties:

5.1	The Pledgor duly holds the Shares hereunder, and is entitled to pledge the same to the Pledgee as a security.

5.2	During the period from the execution date of this Agreement to the date the Pledgee commences to enjoy the Pledge under Paragraph 2.4 hereof, at no time shall the Pledgee’s exercise of its rights or realization of the pledge under this pledge Agreement be subject to any legal claim made any other Party or proper intervention.

5.3	The Pledgee shall have the right to exercise the Pledge in such manner as provided by laws and regulations as well as this Agreement.

5.4	The Pledgee has obtained all necessary corporate authorizations to execute this Agreement and perform its obligations hereunder without violating any applicable laws and regulations, and the undersigned authorized representative has been duly and validly empowered to sign this Agreement.

5.5	Except for the pledge hereunder, there exists no other encumbrance or third party security interests of any kind (including, without limitation, pledge) on the Shares held by the Pledgor.

5.6	There exists no ongoing or pending civil, administrative or criminal proceeding, administrative punishment or arbitration in relation to the Shares.

5.7	There exists no due and outstanding tax levies, expenses or pending legal proceedings or procedures in relation to the Shares.

5.8	Any provision of this Agreement shows the Pledgee’s true intention, and has legal binding force on the Pledgee.

Page 21 of Schedules

6.	Pledgor’s Representations

6.1	During the continuation of this Agreement, the Pledgor hereby represents to the Pledgee that:

6.1.1	It shall not assign the Shares pledged hereunder, create or permit others to create any pledge, encumbrance or third party security interests of any kind that may affect the Pledgee’s rights and interests without the prior written consent of the Pledgee, except for the pledged Shares assigned to the Pledgee or its designee at the Pledgee’s request;

6.1.2	It shall comply with and implement all the provisions of applicable laws and regulations, and shall within five working days of receipt of any notice, order or suggestion issued or prepared by applicable competent authorities, furnish the Pledgee with such notice, order or suggestion and take actions under the reasonable direction of the Pledgee;

6.1.3	It shall timely notify the Pledgee of any event or receipt of any notice that may have an effect on the Pledgor’s Shares or any part thereof, and of any event or receipt of relevant notice that may change any of the Pledgor’s obligations hereunder or affect its performance thereof, and shall take actions under the reasonable direction of the Pledgee.

6.2	The Pledgor agrees that the Pledgee’s exercise of its rights hereunder shall not be interrupted or impaired by the Pledgor or the Pledgor’s successors or assigns or any other person.

6.3	The Pledgor warrants to the Pledgee that, in order to secure or perfect the security hereunder for the Pledgor’s obligation to make the Payables, the Pledgor shall make all necessary modifications (if applicable) to Party C’s bylaws, execute in good faith and procure other interested parties to the Pledge to execute all such certificates of title, covenants, and take and procure other interested parties to the Pledge to take such actions as required by the Pledgee, and shall also provide convenience for the Pledgee to exercise the Pledge, enter into all modification documents relating to the share certificates with the Pledgee or any third party appointed by the Pledgee, and provide the Pledgee with all such pledge related documents as it deems necessary within a reasonable period.

6.4	The Pledgor warrants to the Pledgee that it will comply with and perform all the warranties, undertakings, agreements and representations for the benefit of the Pledgee.

Page 22 of Schedules

7.	Default Event

7.1	Any one of the following events shall be deemed a Default Event:

7.1.1	The Pledgor fails to fully make the Payables;

7.1.2	In the event that any representation, warranty or undertaking made by the Pledgor in Article 5 or 6 hereof is materially misleading or false, and/or the Pledgor breaches any such representation, warranty or undertaking;

7.1.3	The Pledgor is in material violation of any provision hereof.

7.1.4	Except for the agreements in Paragraph 6.1.1 hereof, the Pledgor forgoes or arbitrarily assigns the pledged Shares without the written consent of the Pledgee;

7.2	The Pledgor who becomes aware of or discovers any matter as described in the foregoing paragraph or the occurrence of any event that may result in such matter shall forthwith notify the Pledgee thereof in writing.

7.3	Unless the Default Event set forth in this Paragraph 7.1 has been satisfactorily addressed as acceptable to the Pledgee, the Pledgee may send a Default Notice to the Pledgor in writing when such Default Event occurs or at any time upon such occurrence, and request it to pay the payables and other payables. If within ten days of sending such written notice, the Pledgor fails to timely rectify its breach or take necessary measures to remedy such breach, then the Pledgee shall have the right to exercise the Pledge under Article 8 hereof.

8.	Exercise of Pledge

8.1	Before the Pledgor fully discharges its obligation to make the Payables, it may not assign any Pledged Shares without the Pledgee’s written consent.

8.2	The Pledgee shall send a Default Notice to the Pledgor under Paragraph 7.3 hereof in exercising the Pledge.

8.3	Subject to Paragraph 7.3, the Pledgee may exercise the Pledge at any time after sending such Default Notice to the Pledgor under Paragraph 7.3.

8.4	The Pledgee may be granted priority to be indemnified by proceeds from discounting, auctioning or selling off all or part of the Shares pledged hereunder in accordance with statutory proceedings until the outstanding remainder of the Payables is offset.

8.5	The Pledgor may not thwart the Pledgee’s exercise of the Pledge in accordance with this Agreement, but shall render necessary assistance to the Pledgee for realizing the Pledge.

Page 23 of Schedules

9.	Assignment

9.1	Without the prior express written consent of the Pledgee, no Pledgor shall have the right to assign any of its rights and/or obligations hereunder to any third party.

9.2	The Pledgee may at any time assign to its affiliates all or any of its rights and obligations with respect to Payables collection and other relevant matters, in which case the Assignee shall enjoy such rights and bear such obligations as enjoyed and borne by the Pledgee hereunder; with respect to such assignment, the Pledgor shall transfer and execute relevant agreements and /or documents at the request of the Pledgee.

9.3	In case the Pledgee is changed due to such assignment, new Pledgor and Pledgee shall enter into a new pledge agreement, and the new Pledgor shall go through all relevant registration formalities.

10.	Handling Fees and Other Fees

All fees and actual expenses in association with this Agreement, including but not limited to legal costs, production fees, stamp taxes and any other taxes and fees, shall be for the account of Party C.

11.	Force Majeure

11.1	The term “force majeure event” shall refer to any event that is beyond the reasonable control of a Party and is unavoidable by the affected Party even it has exercised all due care, including but not limited to government act, act of God, fire, explosion, geographical change, storm, flood, earthquake, tide, lightning or war. Provided, however, that the inadequacy of credit standing, fund or financing shall not be deemed as a matter beyond the reasonable control of a Party. The Party affected by the force majeure event who seeks to be relieved from any liability hereunder or under any provision hereof shall forthwith send a liability relief notice to the other Party and shall advise the other Party of measures to be taken for performing such liability.

11.2	The Party affected by the force majeure event is not required to bear any liability therefor hereunder, provided that the Party may be relieved from performing such liability only if it has made every effort to perform this Agreement, and the relief is only limited to the extent the performance is delayed or hindered. Once the cause for such liability is rectified or remedied, the Parties agree to make best efforts to resume the performance hereof.

Page 24 of Schedules

12.	Applicable Law and Dispute Resolution

12.1	The execution, validity, performance and interpreted of and resolution of disputes arising from this Agreement shall be governed by and construed in accordance with the laws of the PRC.

12.2	In case of any dispute arising from the interpretation or performance of any provision hereof among the Parties, the Parties shall resolve the dispute through good faith negotiations. Should such negotiations fail, any Party may refer the dispute to China International Economic & Trade Arbitration Commission for arbitration in Beijing in accordance with its then effective arbitration rules. The arbitration proceedings shall be conducted in Chinese language. The arbitral award is final and binding on the Parties hereto. This clause shall survive the termination or rescission of this Agreement.

12.3	Except for matters in dispute among the Parties, the Parties shall continue to perform in good faith their respective obligations hereunder.

13.	Notice

Any notice sent by any Party for the purpose of performing its rights and obligations hereunder shall be in writing, and served at the following addresses of one or both of the other Parties by personal delivery, registered or certified mail (postage prepaid), recognized express service or facsimile.

Party A: Qidi (Beijing) Assets Management Corporation

Address:

Party B: Beijing NQ Technology Co., Ltd

Address: Building 4, Yard 11, Hepingli East Street, Dongcheng District, Beijing

Party C: Beijing NationSky Network Technology Co., Ltd.

Address: North Side, Floor 3, Yard 11, Hepingli East Street, Dongcheng District, Beijing

14.	Schedules

The schedules set out herein form an integral part hereof.

15.	Waiver

The Pledgee’s failure to perform or delay in performing any right, remedy, power or privilege hereunder shall not operate as a waiver of such right, remedy, power or privilege, and any single or partial exercise by the Pledgee of any right, remedy, power or privilege shall not preclude its exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are accumulative, and do not preclude the application of any right, remedy, power and privilege as provided by any law.

Page 25 of Schedules

16.	Miscellaneous

16.1	Any modification, supplement or alteration of this Agreement shall be in writing and become effective upon signatures and seals of the Parties.

16.2	The Parties hereby acknowledge that this Agreement is only used for registering the share pledge with the administration for industry and commerce. In case of any discrepancy between any provision hereof and any other written agreement entered into by the Parties, then such provision shall be deemed void or unenforceable.

16.3	The original of this Agreement is made in quadruplicate, with each copy written in Chinese.

(The remainder of this page is intentionally left blank)

Page 26 of Schedules

[This page is a signature page of the Share Pledge Agreement]

Party A: Qidi (Beijing) Assets Management Corporation (Seal)

Party B: Beijing NQ Technology Co., Ltd (Seal)

Party C: Beijing NationSky Network Technology Co., Ltd. (Seal)

Page 27 of Schedules

Schedule 10 Equity Pledge Agreement (For Pledge of 60% Shares)

Equity Pledge Agreement

This Equity Pledge Agreement (hereinafter referred to as this “Agreement”), dated as of      day of             , 2015, is made and entered into by and among the following parties (hereinafter referred to as the “Parties”) in Beijing, the People’s Republic of China (hereinafter referred to as the “PRC”):

Party A: Qidi (Beijing) Assets Management Corporation (hereinafter referred to as the “Pledgee”)

Domicile: 15th Floor, Tower A Building 1, No. 6 North Yongjia Road, Haidian District, Beijing

Legal Representative:

Party B: Beijing NQ Technology Co., Ltd (hereinafter referred to as the “Pledgor”)

Domicile: Rm.1322, Unit C, Building 1, Zhongguancun Software Park Incubator, Haidian District, Beijing, P.R.China.

Legal Representative: Xu Zemin

Party C: Beijing NationSky Network Technology Co., Ltd.

Domicile: Rm 213, Building 5, No.6 North Yongjia Road, Haidian District, Beijing

Legal Representative: Xu Zemin

WHEREAS:

1.	The Pledgee is a limited liability company incorporated in the PRC.

2.	Party C is a limited liability company incorporated in the PRC, with both of its registered capital and paid-up capital being RMB forty million (¥40,000,000) as of the execution date of this Agreement.

3.	The Pledgor holds 100% of Party C’s Shares.

4.	The Parties entered into a certain Share Transfer Agreement (the “Share Transfer Agreement”) as of November 26, 2015, pursuant to which the Pledgor shall complete the formalities for pledging 60% of Party C’s shares to the Pledgee upon receipt of the amount of RMB 306,000,000 (in words: RMB three hundred and six million) timely paid by the Pledgee.

Page 28 of Schedules

NOW THEREFORE, the Parties hereby reach the following Agreement through friendly negotiation based on the principles of equality and mutual benefit to be bound:

1.	Definitions

Unless otherwise provided herein, the following terms shall have the definitions set out below:

1.1	The term “Pledge” shall refer to all the contents set out in Article 2 hereof.

1.2	The term “Shares” shall refer to the shares duly held by the Pledgor in Party C (accounting for [60]% of Party C’s registered capital) that are pledged by the Pledgor, and all existing and future rights and interests accruing thereon.

1.3	The term “Default Event” shall refer to any circumstance as set forth in Article 7 hereof.

1.4	The term “Default Notice” shall refer to any notice given by the Pledgee to declare a Default Event hereunder.

2.	Pledge

2.1	The Pledgor hereby pledges to the Pledgee the Shares duly held by it in Party C, accounting for [60]% of Party C’s registered capital, as a security for making the Payables obligations.

2.2	The share pledge hereunder secures the amount of RMB 306,000,000 (in words: three hundred and six million) that shall be refunded by the Pledgor when the Share Transfer Agreement is rescinded in accordance with the provisions thereof, less liquidated damages and other expenses payable by the Pledgee (the “Payables”).

2.3	The Pledge hereunder shall refer to the Pledgor’s right to be given priority to be indemnified by proceeds from discounting, auctioning or selling off the Shares pledged by the Pledgor to the Pledgee.

2.4	Unless otherwise expressly agreed by the Pledgor in writing upon the commencement of this Agreement, the Pledge shall be lifted only if (1) the Pledgor fully makes the Payable, or (2) the Pledgor has executed such registration documents issued by the administration for industry and commerce as required to assign 100% of Party C’s Shares to the Pledgee.

3.	Effectiveness and Pledge Period

3.1	The Pledge hereunder shall become effective upon the share pledge is registered with the administration for industry and commerce.

3.2	The Pledgee shall submit the documents relating to the registration of the lifting of the Pledge to the pledge registration authority within 5 working days after the Pledgor has made all the Payable or satisfied other conditions agreed by the Pledgee hereunder

Page 29 of Schedules

4.	Possession and Custody of Pledge Voucher and Pledge Registration

4.1	The Pledgor shall record in Party C’s shareholder register the pledge matters set forth herein on the execution date of this Agreement, and deliver the same to Party A. The Pledgor shall register the pledge with the administration for industry and commerce within five working days of the execution date of this Agreement or at any other time as requested by the Pledgee, and furnish Party A with a proof evidencing the completion of such registration.

4.2	Where a change occurs in any pledge matter so recorded, causing such pledge matter to be changed by law, the Pledgor and the Pledgee shall do so within five working days of the occurrence of such change and submit relevant change registration documents.

5.	Pledgor’s Representations and Warranties

The Pledgor shall make the following representations and warranties to the Pledgee in executing this Agreement, and shall acknowledge that the Pledgee executes and performs this Agreement by relying on such representations and warranties:

5.1	The Pledgor duly holds the Shares hereunder, and is entitled to pledge the same to the Pledgee as a security.

5.2	During the period from the execution date of this Agreement to the date the Pledgee commences to enjoy the Pledge under Paragraph 2.4 hereof, at no time shall the Pledgee’s exercise of its rights or realization of the pledge under this pledge Agreement be subject to any legal claim made any other Party or proper intervention.

5.3	The Pledgee shall have the right to exercise the Pledge in such manner as provided by laws and regulations as well as this Agreement.

5.4	The Pledgee has obtained all necessary corporate authorizations to execute this Agreement and perform its obligations hereunder without violating any applicable laws and regulations, and the undersigned authorized representative has been duly and validly empowered to sign this Agreement.

5.5	Except for the pledge hereunder, there exists no other encumbrance or third party security interests of any kind (including, without limitation, pledge) on the Shares held by the Pledgor.

5.6	There exists no ongoing or pending civil, administrative or criminal proceeding, administrative punishment or arbitration in relation to the Shares.

Page 30 of Schedules

5.7	There exists no due and outstanding tax levies, expenses or pending legal proceedings or procedures in relation to the Shares.

5.8	Any provision of this Agreement shows the Pledgee’s true intention, and has legal binding force on the Pledgee.

6.	Pledgor’s Representations

6.1	During the continuation of this Agreement, the Pledgor hereby represents to the Pledgee that:

6.1.1	It shall not assign the Shares pledged hereunder, create or permit others to create any pledge, encumbrance or third party security interests of any kind that may affect the Pledgee’s rights and interests without the prior written consent of the Pledgee, except for the pledged Shares assigned to the Pledgee or its designee at the Pledgee’s request;

6.1.2	It shall comply with and implement all the provisions of applicable laws and regulations, and shall within five working days of receipt of any notice, order or suggestion issued or prepared by applicable competent authorities, furnish the Pledgee with such notice, order or suggestion and take actions under the reasonable direction of the Pledgee;

6.1.3	It shall timely notify the Pledgee of any event or receipt of any notice that may have an effect on the Pledgor’s Shares or any part thereof, and of any event or receipt of relevant notice that may change any of the Pledgor’s obligations hereunder or affect its performance thereof, and shall take actions under the reasonable direction of the Pledgee.

6.2	The Pledgor agrees that the Pledgee’s exercise of its rights hereunder shall not be interrupted or impaired by the Pledgor or the Pledgor’s successors or assigns or any other person.

6.3	The Pledgor warrants to the Pledgee that, in order to secure or perfect the security hereunder for the Pledgor’s obligation to make the Payable, the Pledgor shall make all necessary modifications (if applicable) to Party C’s bylaws, execute in good faith and procure other interested parties to the Pledge to execute all such certificates of title, covenants, and take and procure other interested parties to the Pledge to take such actions as required by the Pledgee, and shall also provide convenience for the Pledgee to exercise the Pledge, enter into all modification documents relating to the share certificates with the Pledgee or any third party appointed by the Pledgee, and provide the Pledgee with all such pledge related documents as it deems necessary within a reasonable period.

6.4	The Pledgor warrants to the Pledgee that it will comply with and perform all the warranties, undertakings, agreements and representations for the benefit of the Pledgee.

Page 31 of Schedules

7.	Default Event

7.1	Any one of the following events shall be deemed a Default Event:

7.1.1	The Pledgor fails to fully make the Payable;

7.1.2	In the event that any representation, warranty or undertaking made by the Pledgor in Article 5 or 6 hereof is materially misleading or false, and/or the Pledgor breaches any such representation, warranty or undertaking;

7.1.3	The Pledgor is in material violation of any provision hereof.

7.1.4	Except for the agreements in Paragraph 6.1.1 hereof, the Pledgor forgoes or arbitrarily assigns the pledged Shares without the written consent of the Pledgee;

7.2	The Pledgor who becomes aware of or discovers any matter as described in the foregoing paragraph or the occurrence of any event that may result in such matter shall forthwith notify the Pledgee thereof in writing.

7.3	Unless the Default Event set forth in this Paragraph 7.1 has been satisfactorily addressed as acceptable to the Pledgee, the Pledgee may send a Default Notice to the Pledgor in writing when such Default Event occurs or at any time upon such occurrence, and request it to pay the payables and other payables. If within ten days of sending such written notice, the Pledgor fails to timely rectify its breach or take necessary measures to remedy such breach, then the Pledgee shall have the right to exercise the Pledge under Article 8 hereof.

8.	Exercise of Pledge

8.1	Before the Pledgor fully discharges its obligation to make the Payables, it may not assign any Pledged Shares without the Pledgee’s written consent.

8.2	The Pledgee shall send a Default Notice to the Pledgor under Paragraph 7.3 hereof in exercising the Pledge.

8.3	Subject to Paragraph 7.3, the Pledgee may exercise the Pledge at any time after sending such Default Notice to the Pledgor under Paragraph 7.3.

8.4	The Pledgee may be granted priority to be indemnified by proceeds from discounting, auctioning or selling off all or part of the Shares pledged hereunder in accordance with statutory proceedings until the outstanding remainder of the Payables is offset.

8.5	The Pledgor may not thwart the Pledgee’s exercise of the Pledge in accordance with this Agreement, but shall render necessary assistance to the Pledgee for realizing the Pledge.

Page 32 of Schedules

9.	Assignment

9.1	Without the prior express written consent of the Pledgee, no Pledgor shall have the right to assign any of its rights and/or obligations hereunder to any third party.

9.2	The Pledgee may at any time assign to its affiliates all or any of its rights and obligations with respect to Payable collection and other relevant matters, in which case the Assignee shall enjoy such rights and bear such obligations as enjoyed and borne by the Pledgee hereunder; with respect to such assignment, the Pledgor shall transfer and execute relevant agreements and /or documents at the request of the Pledgee.

9.3	In case the Pledgee is changed due to such assignment, new Pledgor and Pledgee shall enter into a new pledge agreement, and the new Pledgor shall go through all relevant registration formalities.

10.	Handling Fees and Other Fees

All fees and actual expenses in association with this Agreement, including but not limited to legal costs, production fees, stamp taxes and any other taxes and fees, shall be for the account of Party C.

11.	Force Majeure

11.1	The term “force majeure event” shall refer to any event that is beyond the reasonable control of a Party and is unavoidable by the affected Party even it has exercised all due care, including but not limited to government act, act of God, fire, explosion, geographical change, storm, flood, earthquake, tide, lightning or war. Provided, however, that the inadequacy of credit standing, fund or financing shall not be deemed as a matter beyond the reasonable control of a Party. The Party affected by the force majeure event who seeks to be relieved from any liability hereunder or under any provision hereof shall forthwith send a liability relief notice to the other Party and shall advise the other Party of measures to be taken for performing such liability.

11.2	The Party affected by the force majeure event is not required to bear any liability therefor hereunder, provided that the Party may be relieved from performing such liability only if it has made every effort to perform this Agreement, and the relief is only limited to the extent the performance is delayed or hindered. Once the cause for such liability is rectified or remedied, the Parties agree to make best efforts to resume the performance hereof.

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12.	Applicable Law and Dispute Resolution

12.1	The execution, validity, performance and interpreted of and resolution of disputes arising from this Agreement shall be governed by and construed in accordance with the laws of the PRC.

12.2	In case of any dispute arising from the interpretation or performance of any provision hereof among the Parties, the Parties shall resolve the dispute through good faith negotiations. Should such negotiations fail, any Party may refer the dispute to China International Economic & Trade Arbitration Commission for arbitration in Beijing in accordance with its then effective arbitration rules. The arbitration proceedings shall be conducted in Chinese language. The arbitral award is final and binding on the Parties hereto. This clause shall survive the termination or rescission of this Agreement.

12.3	Except for matters in dispute among the Parties, the Parties shall continue to perform in good faith their respective obligations hereunder.

13.	Notice

Any notice sent by any Party for the purpose of performing its rights and obligations hereunder shall be in writing, and served at the following addresses of one or both of the other Parties by personal delivery, registered or certified mail (postage prepaid), recognized express service or facsimile.

Party A:

Address: 15th Floor, Tower A Building 1, No. 6 North Yongjia Road, Haidian District, Beijing

Party B:

Address: Building 4, Yard 11, Hepingli East Street, Dongcheng District, Beijing

Party C:

Address: Floor 3, Yard 11, Hepingli East Street, Dongcheng District, Beijing

14.	Schedules

The schedules set out herein form an integral part hereof.

15.	Waiver

The Pledgee’s failure to perform or delay in performing any right, remedy, power or privilege hereunder shall not operate as a waiver of such right, remedy, power or privilege, and any single or partial exercise by the Pledgee of any right, remedy, power or privilege shall not preclude its exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are accumulative, and do not preclude the application of any right, remedy, power and privilege as provided by any law.

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16.	Miscellaneous

16.1	Any modification, supplement or alteration of this Agreement shall be in writing and become effective upon signatures and seals of the Parties.

16.2	The Parties hereby acknowledge that this Agreement is only used for registering the share pledge with the administration for industry and commerce. In case of any discrepancy between any provision hereof and any other written agreement entered into by the Parties, then such provision shall be deemed void or unenforceable.

16.3	The original of this Agreement is made in quadruplicate, with each copy written in Chinese.

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[This page is a signature page of the Share Pledge Agreement]

Party A: Qidi (Beijing) Assets Management Corporation (Seal)

Party B: Beijing NQ Technology Co., Ltd(Seal)

Party C: Beijing NationSky Network Technology Co., Ltd.(Seal)

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Schedule 11 Equity Pledge Agreement (For Reverse Pledge of 20% Shares)

Equity Pledge Agreement

This Equity Pledge Agreement (hereinafter referred to as this “Agreement”), dated as of      day of             , 2015, is made and entered into by and among the following parties (hereinafter referred to as the “Parties”) in Beijing, the People’s Republic of China (hereinafter referred to as the “PRC”):

Party A: Beijing NQ Technology Co., Ltd (hereinafter referred to as the “Pledgee”)

Domicile: Rm.1322, Unit C, Building 1, Zhongguancun Software Park Incubator, Haidian District, Beijing, P.R.China.

Legal Representative: Xu Zemin

Party B: Qidi (Beijing) Assets Management Corporation (hereinafter referred to as the “Pledgor”)

Domicile: 15th Floor, Tower A Building 1, No. 6 North Yongjia Road, Haidian District, Beijing

Legal Representative:

Party C: Beijing NationSky Network Technology Co., Ltd.

Domicile: Rm 213, Building 5, No.6 North Yongjia Road, Haidian District, Beijing

Legal Representative: Xu Zemin

WHEREAS:

1.	The Pledgee is a limited liability company incorporated in the PRC.

2.	Party C is a limited liability company incorporated in the PRC, with both of its registered capital and paid-up capital being RMB forty million (¥40,000,000) as of the execution date of this Agreement.

3.	The Pledgor holds 100% of Party C’s Shares.

4.	The amount of RMB 102,000,000 (in words: RMB one hundred and two million) payable by the Pledgor to the Pledgee (the “Payable”) is outstanding, and the payment period for the Payable is 3 working days upon shareholding change registration with the administration for industry and commerce and completion of job handover in case one of Party C’s shareholders is changed from Party A to Party B. In order to procure the Pledgor to timely make the Payable, the Pledgor shall pledge its Shares in Party C, accounting for [20]% of Party C’s registered capital, as a security to Party A.

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NOW THEREFORE, the Parties hereby reach the following Agreement through friendly negotiation based on the principles of equality and mutual benefit to be bound:

1.	Definitions

Unless otherwise provided herein, the following terms shall have the definitions set out below:

1.1	The term “Pledge” shall refer to all the contents set out in Article 2 hereof.

1.2	The term “Shares” shall refer to the shares duly held by the Pledgor in Party C (accounting for [20]% of Party C’s registered capital) that are pledged by the Pledgor, and all existing and future rights and interests accruing thereon.

1.3	The term “Default Event” shall refer to any circumstance as set forth in Article 7 hereof.

1.4	The term “Default Notice” shall refer to any notice given by the Pledgee to declare a Default Event hereunder.

2.	Pledge

2.1	The Pledgor hereby pledges to the Pledgee the Shares duly held by it in Party C, accounting for [20]% of Party C’s registered capital, as a security for making the Payables obligations.

2.2	The share pledge hereunder secures such Payables, relevant expenses and losses, interests, liquidated damages, indemnities and expenses for realizing claims that shall be paid by the Pledgor to the Pledgee, as well as liabilities to be borne by the Pledgor to the Pledgee with respect thereto.

2.3	The Pledge hereunder shall refer to the Pledgor’s right to be given priority to be indemnified by proceeds from discounting, auctioning or selling off the Shares pledged by the Pledgor to the Pledgee.

2.4	Unless otherwise expressly agreed by the Pledgee in writing upon the commencement of this Agreement, only if the Pledgor fully makes the Payables shall the Pledge hereunder be lifted. If the Pledgor still fails to fully make the Payables upon expiry of the agreed payment date thereof, the Pledgee shall continue to be entitled to the Pledge provided herein until all the payments for the Shares and related liquidated damages are paid off.

3.	Effectiveness and Pledge Period

3.1	The Pledge hereunder shall become effective upon the share pledge is registered with the administration for industry and commerce.

3.2	The Pledgee shall submit the documents relating to the registration of the lifting of the Pledge to the pledge registration authority within 5 working days after the Pledgor has made all the Payable or satisfied other conditions agreed by the Pledgee hereunder

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4.	Possession and Custody of Pledge Voucher and Pledge Registration

4.1	The Pledgor shall record in Party C’s shareholder register the pledge matters set forth herein on the execution date of this Agreement, and deliver the same to Party A. The Pledgor shall register the pledge with the administration for industry and commerce within five working days of the execution date of this Agreement or at any other time as requested by the Pledgee, and furnish Party A with a proof evidencing the completion of such registration.

4.2	Where a change occurs in any pledge matter so recorded, causing such pledge matter to be changed by law, the Pledgor and the Pledgee shall do so within five working days of the occurrence of such change and submit relevant change registration documents.

5.	Pledgor’s Representations and Warranties

The Pledgor shall make the following representations and warranties to the Pledgee in executing this Agreement, and shall acknowledge that the Pledgee executes and performs this Agreement by relying on such representations and warranties:

5.1	The Pledgor duly holds the Shares hereunder, and is entitled to pledge the same to the Pledgee as a security.

5.2	During the period from the execution date of this Agreement to the date the Pledgee commences to enjoy the Pledge under Paragraph 2.4 hereof, at no time shall the Pledgee’s exercise of its rights or realization of the pledge under this pledge Agreement be subject to any legal claim made any other Party or proper intervention.

5.3	The Pledgee shall have the right to exercise the Pledge in such manner as provided by laws and regulations as well as this Agreement.

5.4	The Pledgee has obtained all necessary corporate authorizations to execute this Agreement and perform its obligations hereunder without violating any applicable laws and regulations, and the undersigned authorized representative has been duly and validly empowered to sign this Agreement.

5.5	Except for the pledge hereunder, there exists no other encumbrance or third party security interests of any kind (including, without limitation, pledge) on the Shares held by the Pledgor.

5.6	There exists no ongoing or pending civil, administrative or criminal proceeding, administrative punishment or arbitration in relation to the Shares.

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5.7	There exists no due and outstanding tax levies, expenses or pending legal proceedings or procedures in relation to the Shares.

5.8	Any provision of this Agreement shows the Pledgee’s true intention, and has legal binding force on the Pledgee.

6.	Pledgor’s Representations

6.1	During the continuation of this Agreement, the Pledgor hereby represents to the Pledgee that:

6.1.1	It shall not assign the Shares pledged hereunder, create or permit others to create any pledge, encumbrance or third party security interests of any kind that may affect the Pledgee’s rights and interests without the prior written consent of the Pledgee, except for the pledged Shares assigned to the Pledgee or its designee at the Pledgee’s request;

6.1.2	It shall comply with and implement all the provisions of applicable laws and regulations, and shall within five working days of receipt of any notice, order or suggestion issued or prepared by applicable competent authorities, furnish the Pledgee with such notice, order or suggestion and take actions under the reasonable direction of the Pledgee;

6.1.3	It shall timely notify the Pledgee of any event or receipt of any notice that may have an effect on the Pledgor’s Shares or any part thereof, and of any event or receipt of relevant notice that may change any of the Pledgor’s obligations hereunder or affect its performance thereof, and shall take actions under the reasonable direction of the Pledgee.

6.2	The Pledgor agrees that the Pledgee’s exercise of its rights hereunder shall not be interrupted or impaired by the Pledgor or the Pledgor’s successors or assigns or any other person.

6.3	The Pledgor warrants to the Pledgee that, in order to secure or perfect the security hereunder for the Pledgor’s obligation to make the Payable, the Pledgor shall make all necessary modifications (if applicable) to Party C’s bylaws, execute in good faith and procure other interested parties to the Pledge to execute all such certificates of title, covenants, and take and procure other interested parties to the Pledge to take such actions as required by the Pledgee, and shall also provide convenience for the Pledgee to exercise the Pledge, enter into all modification documents relating to the share certificates with the Pledgee or any third party appointed by the Pledgee, and provide the Pledgee with all such pledge related documents as it deems necessary within a reasonable period.

6.4	The Pledgor warrants to the Pledgee that it will comply with and perform all the warranties, undertakings, agreements and representations for the benefit of the Pledgee.

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7.	Default Event

7.1	Any one of the following events shall be deemed a Default Event:

7.1.1	The Pledgor fails to fully make the Payable in a timely manner;

7.1.2	In the event that any representation, warranty or undertaking made by the Pledgor in Article 5 or 6 hereof is materially misleading or false, and/or the Pledgor breaches any such representation, warranty or undertaking;

7.1.3	The Pledgor is in material violation of any provision hereof.

7.1.4	Except for the agreements in Paragraph 6.1.1 hereof, the Pledgor forgoes or arbitrarily assigns the pledged Shares without the written consent of the Pledgee;

7.2	The Pledgor who becomes aware of or discovers any matter as described in the foregoing paragraph or the occurrence of any event that may result in such matter shall forthwith notify the Pledgee thereof in writing.

7.3	Unless the Default Event set forth in this Paragraph 7.1 has been satisfactorily addressed as acceptable to the Pledgee, the Pledgee may send a Default Notice to the Pledgor in writing when such Default Event occurs or at any time upon such occurrence, and request it to pay the payables and other payables. If within ten days of sending such written notice, the Pledgor fails to timely rectify its breach or take necessary measures to remedy such breach, then the Pledgee shall have the right to exercise the Pledge under Article 8 hereof.

8.	Exercise of Pledge

8.1	Before the Pledgor fully discharges its obligation to make the Payable, it may not assign any Pledged Shares without the Pledgee’s written consent.

8.2	The Pledgee shall send a Default Notice to the Pledgor under Paragraph 7.3 hereof in exercising the Pledge.

8.3	Subject to Paragraph 7.3, the Pledgee may exercise the Pledge at any time after sending such Default Notice to the Pledgor under Paragraph 7.3.

8.4	The Pledgee may be granted priority to be indemnified by proceeds from discounting, auctioning or selling off all or part of the Shares pledged hereunder in accordance with statutory proceedings until the outstanding remainder of the Payable is offset.

8.5	The Pledgor may not thwart the Pledgee’s exercise of the Pledge in accordance with this Agreement, but shall render necessary assistance to the Pledgee for realizing the Pledge.

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9.	Assignment

9.1	Without the prior express written consent of the Pledgee, no Pledgor shall have the right to assign any of its rights and/or obligations hereunder to any third party.

9.2	The Pledgee may at any time assign to its affiliates all or any of its rights and obligations with respect to Payable collection and other relevant matters, in which case the Assignee shall enjoy such rights and bear such obligations as enjoyed and borne by the Pledgee hereunder; with respect to such assignment, the Pledgor shall transfer and execute relevant agreements and /or documents at the request of the Pledgee.

9.3	In case the Pledgee is changed due to such assignment, new Pledgor and Pledgee shall enter into a new pledge agreement, and the new Pledgor shall go through all relevant registration formalities.

10.	Handling Fees and Other Fees

All fees and actual expenses in association with this Agreement, including but not limited to legal costs, production fees, stamp taxes and any other taxes and fees, shall be for the account of Party C.

11.	Force Majeure

11.1	The term “force majeure event” shall refer to any event that is beyond the reasonable control of a Party and is unavoidable by the affected Party even it has exercised all due care, including but not limited to government act, act of God, fire, explosion, geographical change, storm, flood, earthquake, tide, lightning or war. Provided, however, that the inadequacy of credit standing, fund or financing shall not be deemed as a matter beyond the reasonable control of a Party. The Party affected by the force majeure event who seeks to be relieved from any liability hereunder or under any provision hereof shall forthwith send a liability relief notice to the other Party and shall advise the other Party of measures to be taken for performing such liability.

11.2	The Party affected by the force majeure event is not required to bear any liability therefor hereunder, provided that the Party may be relieved from performing such liability only if it has made every effort to perform this Agreement, and the relief is only limited to the extent the performance is delayed or hindered. Once the cause for such liability is rectified or remedied, the Parties agree to make best efforts to resume the performance hereof.

Page 42 of Schedules

12.	Applicable Law and Dispute Resolution

12.1	The execution, validity, performance and interpreted of and resolution of disputes arising from this Agreement shall be governed by and construed in accordance with the laws of the PRC.

12.2	In case of any dispute arising from the interpretation or performance of any provision hereof among the Parties, the Parties shall resolve the dispute through good faith negotiations. Should such negotiations fail, any Party may refer the dispute to China International Economic & Trade Arbitration Commission for arbitration in Beijing in accordance with its then effective arbitration rules. The arbitration proceedings shall be conducted in Chinese language. The arbitral award is final and binding on the Parties hereto. This clause shall survive the termination or rescission of this Agreement.

12.3	Except for matters in dispute among the Parties, the Parties shall continue to perform in good faith their respective obligations hereunder.

13.	Notice

Any notice sent by any Party for the purpose of performing its rights and obligations hereunder shall be in writing, and served at the following addresses of one or both of the other Parties by personal delivery, registered or certified mail (postage prepaid), recognized express service or facsimile.

Party B: Beijing NQ Technology Co., Ltd

Address: Building 4, Yard 11, Hepingli East Street, Dongcheng District, Beijing

Party A: Qidi (Beijing) Assets Management Corporation

Address: 15th Floor, Tower A Building 1, No. 6 North Yongjia Road, Haidian District, Beijing

Party C: Beijing NationSky Network Technology Co., Ltd.

Address: Floor 3, Yard 11, Hepingli East Street, Dongcheng District, Beijing

14.	Schedules

The schedules set out herein form an integral part hereof.

15.	Waiver

The Pledgee’s failure to perform or delay in performing any right, remedy, power or privilege hereunder shall not operate as a waiver of such right, remedy, power or privilege, and any single or partial exercise by the Pledgee of any right, remedy, power or privilege shall not preclude its exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are accumulative, and do not preclude the application of any right, remedy, power and privilege as provided by any law.

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16.	Miscellaneous

16.1	Any modification, supplement or alteration of this Agreement shall be in writing and become effective upon signatures and seals of the Parties.

16.2	The Parties hereby acknowledge that this Agreement is only used for registering the share pledge with the administration for industry and commerce. In case of any discrepancy between any provision hereof and any other written agreement entered into by the Parties, then such provision shall be deemed void or unenforceable.

16.3	The original of this Agreement is made in quadruplicate, with each copy written in Chinese.

(The remainder of this page is intentionally left blank)

Page 44 of Schedules

[This page is a signature page of the Share Pledge Agreement]

Party B: Beijing NQ Technology Co., Ltd (Seal)

Party A: Qidi (Beijing) Assets Management Corporation (Seal)

Party C: Beijing NationSky Network Technology Co., Ltd. (Seal)

Page 45 of Schedules